Execution Copy

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

CREDIT AGREEMENT

DATED AS OF JANUARY 31, 2007

WB QT, LLC

AS AGENT

	4.9	Compliance with Laws	30
	4.10	Non-contravention — Company	30
	4.11	Non-contravention — Guarantors	30
	4.12	No Litigation	30
	4.13	Consents, Approvals and Filings, Etc	31
	4.14	Agreements Affecting Financial Condition	31
	4.15	No Investment Company or Margin Stock	31
	4.16	ERISA	31
	4.17	Conditions Affecting Business or Properties	32
	4.18	Environmental and Safety Matters	32
	4.19	Subsidiaries	32
	4.20	Accuracy of Information	32
	4.21	Labor Relations	33
	4.22	Outstanding Debt	33
	4.23	Solvency	33
	4.24	Senior Indebtedness	33
	4.25	Intellectual Property Rights	34
	4.26	Transfers From Empire Coach Enterprises	35
	4.27	Deposit Accounts	35

5.	AFFIRMATIVE COVENANTS		35

	5.1	Financial Statements	35
	5.2	Certificates; Other Information	36
	5.3	Payment of Obligations	37
	5.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	37
	5.5	Maintenance of Property; Insurance	37
	5.6	Inspection of Property; Books and Records, Discussions	37
	5.7	Notices	38
	5.8	Hazardous Material Laws	39
	5.9	Governmental and Other Approvals	39
	5.10	Compliance with ERISA	39
	5.11	ERISA Notices	40
	5.12	Security; Defense of Collateral	40
	5.13	Use of Proceeds	40
	5.14	Future Subsidiaries; Additional Collateral	40
	5.15	Further Assurances	41
	5.16	Notices to Account Debtors; Delivery of Payments on Accounts	41
	5.17	Additional Equity Requirement	41

6.	NEGATIVE COVENANTS		41

	6.1	Limitation on Debt	42
	6.2	Limitation on Liens	43
	6.3	Limitation on Guarantee Obligations	43
	6.4	Acquisitions	43
	6.5	Limitation on Mergers, other Fundamental Changes or Sale of Assets	44

	6.6	Restricted Payments	44
	6.7	Limitation on Investments, Loans and Advances	45
	6.8	Transactions with Affiliates	45
	6.9	Sale and Leaseback	45
	6.10	Limitation on Negative Pledge Clauses	46
	6.11	Prepayment of Debts	46
	6.12	Amendment of Subordinated Debt Documents	46
	6.13	Modification of Certain Agreements	46
	6.14	Fiscal Year	46
	6.15	Restricted Subsidiaries	46
	6.16	Deposit Accounts	46
	6.17	Landlord Waivers	47
	6.18	Lockbox Agreement	47
	6.19	Stock Certificates	47

7.	DEFAULTS		47

	7.1	Events of Default	47
	7.2	Exercise of Remedies	49
	7.3	Rights Cumulative	49
	7.4	Waiver by the Company of Certain Laws	50
	7.5	Waiver of Defaults	50
	7.6	Set Off	50

8.	PAYMENTS, RECOVERIES AND COLLECTIONS		50

	8.1	Payment Procedure	50
	8.2	Application of Proceeds of Collateral	52
	8.3	Pro-rata Recovery	52

9.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		52

	9.1	Capital Adequacy and Other Increased Costs	52
	9.2	Substitution of Lenders	53
	9.3	Right of Lenders to Fund through Branches and Affiliates	53

10.	AGENT		54

	10.1	Appointment of Agent	54
	10.2	Deposit Account with Agent	54
	10.3	Scope of Agent’s Duties	54
	10.4	Successor Agent	55
	10.5	Credit Decisions	55
	10.6	Authority of Agent to Enforce This Agreement	55
	10.7	Indemnification of Agent	56
	10.8	Knowledge of Default	56
	10.9	Agent’s Authorization; Action by Lenders	57
	10.10	Enforcement Actions by the Agent	57

	10.11	Collateral Matters	57
	10.12	Agent in its Individual Capacities	57
	10.13	Co-Agent	58

11.	MISCELLANEOUS		58

	11.1	Accounting Principles	58
	11.2	Consent to Jurisdiction	58
	11.3	Law of Minnesota	58
	11.4	Interest	59
	11.5	Closing Costs and Other Costs; Indemnification	59
	11.6	Notices	60
	11.7	Further Action	60
	11.8	Successors and Assigns; Participations; Assignments	61
	11.9	Counterparts	64
	11.10	Amendment and Waiver	64
	11.11	Confidentiality	64
	11.12	Withholding Taxes	65
	11.13	Taxes and Fees	65
	11.14	WAIVER OF JURY TRIAL	66
	11.15	Complete Agreement; Conflicts	66
	11.16	Severability	66
	11.17	Table of Contents and Headings	66
	11.18	Construction of Certain Provisions	66
	11.19	Independence of Covenants	66
	11.20	Reliance on and Survival of Various Provisions	67
	11.21	USA PATRIOT ACT NOTIFICATION	67
	11.22	Complete Agreement	67

SCHEDULES

Schedule	1.1	Percentages and Allocations
Schedule	3.2	List of Jurisdictions in which Company and/or Subsidiaries do
		material business
Schedule	3.3(f)	Description of Property to be mortgaged
Schedule	3.3(j)	List of Jurisdictions in which to file financing statements
Schedule	4.1	Exceptions to Foreign Corporation Qualifications
Schedule	4.9	Compliance with Laws
Schedule	4.12	Litigation
Schedule	4.16	Employee Pension Benefit Plans
Schedule	4.18	Environmental Matters
Schedule	4.19	Subsidiaries
Schedule	4.20	Contingent Obligations
Schedule	4.25	Intellectual Property
Schedule	4.27	Deposit Accounts
Schedule	5.15	Additional Mortgaged Property
Schedule	6.1(b)	Existing Funded Debt
Schedule	6.1(m)	OEM Floor Plan Financing
Schedule	6.2	Permitted Liens
Schedule	6.3	Existing Guaranties
Schedule	6.7	Existing Investments
Schedule	6.8	Transactions with Affiliates
Schedule	6.10	Negative Pledges
Schedule	6.17	Description of Leased Property
Schedule	11.6	Notices

EXHIBITS

A	FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

B	FORM OF REVOLVING CREDIT NOTE

C	FORM OF TERM NOTE

D	FORM OF ASSIGNMENT AGREEMENT

E-1	FORM OF GUARANTY
E-2	FORM OF JOINDER AGREEMENT (GUARANTY)
F-1	FORM OF SECURITY AGREEMENT
F-2	FORM OF JOINDER AGREEMENT (SECURITY AGREEMENT)

G	FORM OF COVENANT COMPLIANCE REPORT

H	FORM OF BORROWING BASE CERTIFICATE

I	MATTERS TO BE COVERED BY LEGAL OPINION

J	FORM OF PLEDGE AGREEMENT

CREDIT AGREEMENT

     This Credit Agreement (“Agreement”) is made as of January 31, 2007, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), WB QT, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, “Agent”), and Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the “Company”).

1.	DEFINITIONS

1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

     “Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

     “Account Control Agreement” shall mean an agreement which satisfies the requirements of “control” in favor of Agent for the benefit of the Lenders over a Deposit Account, investment property, electronic chattel paper or letter-of-credit rights, within the meaning of the UCC.

“Account Debtor” shall mean the party who is obligated on or under any Account.

     “Acquisition” shall mean any transaction or series of transactions by which the Company or a Subsidiary acquires, either directly or through an Affiliate or otherwise, (a) any or all of the stock or other securities of any class of any Person or (b) a substantial portion of the assets, or a division, line of business or publication of any Person.

     “Advance(s)” shall mean, as the context may indicate, a Revolving Credit Advance or the Term Advance.

     “Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Affiliates of the Company. In the case of an individual an Affiliate shall include such person’s spouse, parents, natural and adopted children and grandchildren, siblings, the estate of such individual or any such family member, and any trust established primarily for the benefit of such persons.

     “Agent” shall mean WB QT in its capacity as agent for the Lenders hereunder, or any successor agent appointed in accordance with Section 10.4 hereof.

“Amstar” shall mean Amstar, LLC, an Indiana limited liability company.

     “Asset Sale” shall mean the sale, transfer or other disposition by the Company or any Guarantor of any tangible asset (other than stock or other ownership interests of any Subsidiary) to any Person (other than to the Company or any Guarantor), other than sales, transfers or other dispositions of inventory in the ordinary course of business and sales of assets or other dispositions of assets that have been damaged, become obsolete, worn out or are no longer useable or useful in the conduct of the Company’s or such Guarantor’s business.

     “Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit D hereto.

     “Availability” shall mean, on any date of determination, (a) the Revolving Credit Aggregate Commitment, less (b) the aggregate principal amount of all Revolving Credit Advances requested or outstanding on such date.

     “Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

     “Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of (i) eighty five percent (85%) of Eligible Accounts plus (ii) the lesser of (A) thirty percent (30%) of Eligible Inventory and (B) Ten Million Six Hundred Thirty Seven Thousand Five Hundred Dollars ($10,637,500); provided however, to the extent the aggregate Eligible Accounts with respect to Borrowing Base Obligors that are not Lockbox Obligors exceeds Three Million Dollars ($3,000,000) as of any date of determination, such excess shall not be included in the calculation of section (i) above; provided further, that the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required to be submitted hereunder, provided, further, that the amount determined as the Borrowing Base shall be subject to any reserves for contras/offsets, potential offsets due to customer deposits, and such other reserves as reasonably established by the Agent, at the direction or with the concurrence of the Majority Lenders from time to time, including, without limitation any reserves or other adjustments established by Agent or the Majority Lenders on the basis of any collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Agent and the Majority Lenders. In the event that Agent, at any time in its sole discretion, determines that the dollar amount of Eligible Accounts collectable by a Borrowing Base Obligor is reduced or diluted as a result of discounts or rebates granted by a Borrowing Base Obligor to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Agent reasonably deems applicable, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Agent and the Majority Lenders, Agent may, in its sole discretion, upon five (5) Business Days’ prior written notice to the Company, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Eligible Accounts by an amount determined by Agent in its sole discretion.

     “Borrowing Base Certificate” shall mean a Borrowing Base certificate, substantially in the form of Exhibit H, with appropriate insertions and executed by a Responsible Officer.

     “Borrowing Base Obligors” shall mean the Company and the Domestic Guarantors; provided, that Regency Conversion shall not be a Borrowing Base Obligor until the execution and delivery of an intercreditor agreement between General Motors Acceptance Corporation and Agent, in form and substance satisfactory to Agent.

     “Business Day” shall mean any day on which commercial banks are open for domestic and international business in Minneapolis, Minnesota.

     “Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

     “Change of Control” shall mean the occurrence of either (i) any person or group of persons (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended), other than the Investors or any Affiliates of the Investors or a person approved in advance by the Majority Lenders (a “Permitted Transferee”), shall have acquired beneficial ownership (within the meaning of such Rule 13d-3) of 30% or more of the equity interests of the Company generally having the right to vote through the acquisition of such equity interests from the Investors or any Affiliates of the Investors; and (ii) the Investors and any Affiliates of the Investors shall, collectively, cease to be the beneficial owners (within the meaning of such Rule 13d-3) of at least 30% or more of the equity interests of the Company generally having the right to vote by virtue of the sale or other transfer of equity interests to any Person which is not an Investor, an Affiliate of the Investors or a Permitted Transferee of the Investors.

     “Classic Design Concepts” shall mean Classic Design Concepts, LLC, an Indiana limited liability company.

     “Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

     “Collateral Account” shall mean the “Collateral Accounts” as defined in the Lockbox Agreements.

     “Collateral Documents” shall mean the Security Agreement, the Guaranties, the Mortgages, the Pledge Agreements, the Collateral Assignments (Patents), the Collateral Assignments (Trademarks), the Lockbox Agreements and all of the other acknowledgments, certificates, financing statements, instruments and other security documents executed by the Company or any Guarantor in favor of the Agent for the benefit of the Lenders and delivered to the Agent, as security for the Indebtedness, in each case as of the Effective Date or, from time to time, subsequent thereto, in connection with such collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

     “Collateral Assignment (Patents)” shall mean each Collateral Assignment of Patents now or hereafter executed by the Company or a Guarantor in favor of Agent.

     “Collateral Assignment (Trademarks)” shall mean each Collateral Assignment of Trademarks now or hereafter executed by the Company or a Guarantor in favor of Agent.

     “Commitments” shall mean the Revolving Credit Aggregate Commitment and the Term Loan Aggregate Commitment.

“Company” is defined in the preamble.

     “Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to the Company and its Subsidiaries, determined on a Consolidated or Consolidating basis, as the case may be.

     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Covenant Compliance Report” shall mean the report to be furnished by the Company to the Agent pursuant to Section 5.2(a) hereof, in the form attached hereto as Exhibit G and certified by a Responsible Officer accompanied by such other supplemental or supporting information as may be reasonably requested by Agent or Majority Lenders.

     “De Minimis Matters” shall mean any suits, actions, proceedings, investigations, or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     “Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, including, without limitation, Capital Leases.

     “Debtor Notice” shall mean a written notice by the Company or a Lockbox Obligor to an Account Debtor in form and substance satisfactory to Agent which, among other things, shall direct such Account Debtor to make payments on Accounts directly to the Lockbox (or in the case of payments by wire transfer, the Collateral Account), and mail all such payments directly to the Lockbox.

     “Default” shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Lender” is defined in Section 2.5(c).

     “Deposit Account” shall mean any demand, lockbox, time, savings, passbook or similar account now or hereafter maintained by or for the benefit of the Company or a Subsidiary, with an organization that is engaged in the business of banking (including, without limitation, banks, savings banks, savings and loan associations, credit unions and trust companies), and all funds and amounts therein, whether or not restricted or designated for a particular purpose, including without limitation, the Collateral Account, and all “deposit accounts” as defined in the UCC.

“Distribution” is defined in Section 6.6 hereof.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

     “Domestic Guarantors” shall mean the Guarantors excluding any Guarantor which is a Foreign Subsidiary.

     “Domestic Subsidiary(ies)” shall mean any direct or indirect Subsidiary of the Company which is organized under the laws of the United States of America, or any state, territory or other political subdivision thereof.

     “Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 3.1 through 3.10 have been satisfied.

     “Eligible Accounts” shall mean an Account which has been included in a Borrowing Base Certificate as an Eligible Account to determine the Borrowing Base, and as to which Account, unless otherwise approved by Agent in its sole discretion, the following is true and accurate as of the time it was utilized to determine the Borrowing Base:

(a)	such Account arose in the ordinary course of the business of the applicable Borrowing Base Obligor out of either (i) a bona fide sale of Inventory (as defined in the UCC) by such Borrowing Base Obligor, and in such case such Inventory has in fact been shipped to the appropriate Account Debtor or the sale has otherwise been consummated in accordance with such order, or (ii) services performed by such Borrowing Base Obligor under an enforceable contract (written or oral), and in such case such services have in fact been performed for the appropriate Account Debtor in accordance with such contract;

(b)	such Account represents a legally valid and enforceable claim which is due and owing to a Borrowing Base Obligor by such Account Debtor and for such amount as is represented by the Company to Agent in the applicable Borrowing Base Certificate;

(c)	it is evidenced by an invoice dated not later than five (5) days from the date of shipment of the related Inventory or the performance of the services or other evidence of billing acceptable to Agent giving rise to such Account and it is not owing more than ninety (90) days after the date of the invoice corresponding to such Account;

(d)	the unpaid balance of such Account as represented by the Company to Agent in the applicable Borrowing Base Certificate is not subject to any defense, counterclaim, setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by the applicable Borrowing Base Obligor in the ordinary course of business for prompt payment;

(e)	the transactions leading to the creation of such Account comply with all applicable local, state and federal laws and regulations of the jurisdiction in which such Account was created where the failure to comply therewith could reasonably be expected to impair the collectibility of such Account;

(f)	it is not an Account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback or insured by a surety company;

(g)	the applicable Borrowing Base Obligor has granted to the Agent pursuant to or in accordance with the Collateral Documents (except to the extent not required to do so thereunder) a perfected security interest in such Account prior in right to all other persons or entities and such Account has not been sold, transferred or otherwise assigned or encumbered by such Borrowing Base Obligor, as applicable, to any person or entity other than pursuant to or in accordance with the Collateral Documents or this Agreement;

(h)	it is not owing by an Account Debtor who, as of the date of determination, has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to any Borrowing Base Obligor within ninety (90) days since the original invoice date;

(i)	such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as has been endorsed and delivered by any Borrowing Base Obligor pursuant to or in accordance with the Collateral Documents or this Agreement on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(j)	the Borrowing Base Obligors have not received, with respect to such Account, any notice of the death of the related Account Debtor or any general partner thereof, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor;

(k)	the Account Debtor on such Account is not:

(i) an Affiliate of the Company or any of its Subsidiaries,

(ii) unless the applicable Borrowing Base Obligor has complied with the provisions of the Federal Assignment of Claims Act, the United States of America or any department, agency, or instrumentality thereof,

(iii) a unit of government (other than the United States of America) unless the Company or a Subsidiary has provided evidence satisfactory to the Agent that (A) the Lenders have a first priority perfected security interest in such

Account, and (B) such Account may be enforced by the Agent directly against such unit of government under all applicable laws;

(iv)	a citizen or resident of any jurisdiction other than one of the United States or Canada, unless such Account Debtor is (A) a unit of government of Norway, the European Union or the Group of Ten (G10) Nations, (B) is a public company with a market capitalization of at least Five Billion Dollars ($5,000,000,000), (C) a private company with sales of more than Five Billion Dollars ($5,000,000,000), or (D) such Account is secured by a letter of credit or a guaranty issued by a bank acceptable to the Agent and in form and substance acceptable to the Agent in its reasonable discretion;

(v)	an Account Debtor whose obligations the Agent, acting in its commercially reasonable judgment, has notified the Company are not deemed to constitute an Eligible Account because the collectibility of such Account is or will be impaired; and

     (l) such Account satisfies any other eligibility criteria established from time to time by the Agent at the direction or with the concurrence of the Majority Lenders, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by them.

Any Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account until such time, if ever, as the Company provides Agent with evidence satisfactory to the Agent that the foregoing requirements are once again satisfied.

     “Eligible Inventory” shall mean all Inventory of the Borrowing Base Obligor, valued at the lower of cost or market in accordance with GAAP; but excluding any Inventory having any of the following characteristics:

     (i) Inventory that is: in-transit, but only to the extent that the value of such intransit Inventory exceeds Three Million Dollars ($3,000,000); located at any warehouse, job site or other premises with respect to which Agent has not received notice; not subject to a duly perfected first priority security interest in Agent’s favor; subject to any lien or encumbrance that is subordinate to Agent’s first priority security interest; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with Agent;

     (ii) Supplies, packaging, maintenance parts or sample Inventory, or customer supplied parts or Inventory;

(iii)	[Reserved];

(iv)	Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of a Borrowing Base Obligor operations, or the amount of such Inventory that has been reduced by shrinkage;

     (v) Inventory that a Borrowing Base Obligor has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vi)	Inventory that is perishable or live;

(vii)	Inventory manufactured by a Borrowing Base Obligor pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;

     (viii) Inventory that is subject to a Lien in favor of any Person other than the Lenders;

     (ix) Inventory stored at locations holding less than five (5%) of the aggregate value of a Borrowing Base Obligor’s Inventory; and

     (x) such Inventory satisfies any other eligibility criteria established from time to time by Agent at the direction or with the concurrence of the Majority Lenders, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by them.

     “Empire Coach Enterprises” shall mean Empire Coach Enterprises, LLC, a Michigan limited liability company.

     “Equity Interests” means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“Event of Default” shall mean each of the Events of Default specified in Section 7.1 hereof.

     “Existing Debt” shall mean all obligations of the Company or any Subsidiary under the Second Amended and Restated Credit Agreement dated as of May 19, 2006 by and between Tecstar Automotive Group, Inc., the banks party thereto and Comerica Bank, as agent for the banks, and the Amended and Restated Credit Agreement dated May 19, 2006 between Comerica Bank and Tecstar Manufacturing Canada Ltd.

     “Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

     “Fee Letter” shall mean each fee letter in effect from time to time between the Company and the Agent, as amended from time to time.

     “Fees” shall mean the fees and charges payable by the Company to the Lenders or Agent hereunder.

     “Foreign Person” shall mean an Account Debtor which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of the United States of America, or any state thereof, or (iii) is the government of any foreign country of sovereign state, or of any state, province, municipality or other instrumentality thereof.

     “Foreign Subsidiary(ies)” shall mean each Subsidiary of the Company which is not a Domestic Subsidiary.

     “GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied.

     “Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

     “Guaranties” shall mean those certain guaranties of all outstanding Indebtedness of the Company, executed and delivered (or to be executed and delivered) by the Guarantors (whether by execution thereof, or by execution of the Joinder Agreement attached as “Exhibit A” to the form of such Guaranty), to the Agent, on behalf of the Lenders, in the form annexed hereto as Exhibits “E-1” and “E-2”, as amended from time to time.

     “Guarantor(s)” shall mean each Subsidiary of the Company which is required by the Lenders to guarantee the obligations of the Company hereunder and under the other Loan Documents.

     “Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

     “Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and final, written directives issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by the Company or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

     “Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Company from time to time; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

     “Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

     “Indebtedness” shall mean all indebtedness and liabilities including interest, fees and other charges (including interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of the Company or any Guarantor to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, or under the Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by the Company or any Guarantor to, any of the Lenders or Affiliates thereof or to the Agent (and which shall be deemed to include any liabilities of the Company or any Guarantor to any Lender arising in connection with account overdrafts), and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Company and the Guarantors (whether direct or contingent) shall be determined without duplication.

     “Intercompany Loan” shall mean any loan (or advance in the nature of a loan) by the Company to any Guarantor, or by any Subsidiary to the Company or to any Guarantor, provided that each such loan or advance is subordinated in right of payment and priority to the Indebtedness on terms and conditions satisfactory to Agent and the Majority Lenders.

     “Intercompany Loans, Advances or Investments” shall mean any Intercompany Loan, and any advance or investment by the Company or any Subsidiary (including without limitation any guaranty of obligations or indebtedness to third parties) to or in another Subsidiary (or by any Subsidiary to the Company).

     “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Inventory” shall have the meaning given it under the UCC.

     “Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person.

     “Investor” shall mean any person or group of persons (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) who held beneficial ownership of at least 5% of the voting stock of the Company, or who was a director or employee of the Company or its Subsidiaries on January 31, 2007, and any affiliate of any such person.

     “Lender Hedging Agreement” means any Hedging Transaction entered into between the Company and any Lender or an Affiliate of a Lender.

     “Lenders” shall mean WB QT and such other financial institutions from time to time parties hereto as lenders and any assignee which becomes a Lender pursuant to Section 11.8 hereof.

     “Lien” shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, or any other similar type of lien, charge, encumbrance, preferential or priority arrangement, whether based on common law or statute.

     “Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Guaranties, the Collateral Documents and any other documents, certificates, instruments or agreements executed or delivered pursuant to or in connection with any such document or this Agreement, as such documents may be amended or otherwise modified from time to time.

     “Loan Parties” shall mean the Company and each Guarantor and “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

“Lockbox” shall mean the “Lockbox” as defined in the Lockbox Agreements.

     “Lockbox Agreement” shall mean each Treasury Management Services Controlled Lockbox and Collateral Account Service Agreement now or hereafter executed by and between the Company or a Borrowing Base Obligor and Comerica Bank.

     “Lockbox Obligors” shall mean the Company, Tecstar, Wheel to Wheel, and any other Borrowing Base Obligor that has executed a Lockbox Agreement and has sent Debtor Notices as required by Section 5.16.

     “Majority Lenders” shall mean, at any time Lenders, other the Defaulting Lenders, holding more than 50% of the aggregate principal amount of the Notes, excluding Notes held by Defaulting Lenders, or, if no Advances are at the time outstanding hereunder, Lenders other than

Defaulting Lenders whose total Percentages of the Commitments are more than 50% of the total Commitments.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the business or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and the Guarantors to perform their respective obligations under this Agreement when required to be performed, including the Notes (if issued) or any other Loan Document to which either of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

     “Maturity Date” shall mean the earlier to occur of either (i) January 31, 2010 or (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

     “Mortgage(s)” shall mean the mortgage(s) and deeds of trust of real property owned by the Company or any Guarantor in form satisfactory to the Agent (and containing customary local law provisions for comparable transactions) as the case may be, executed and delivered as of the date hereof, or executed and delivered after the Effective Date by the Company or any Guarantor pursuant to Section 5.16 hereof, as such mortgages may be amended or otherwise modified from time to time and “Mortgage” shall mean any of them.

     “Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” shall mean, with respect to any Asset Sale, the aggregate cash payments received by the Company and/or any Guarantor, as the case may be, from such Asset Sale, net of the reasonable direct expenses of sale such as commissions and pro rated property taxes and net of any taxes actually payable by the Company or such Guarantor in respect of such sales, taking into account the Company’s or such Guarantor’s losses, if any, which are available under applicable law to reduce such gains.

“Non-Defaulting Lender” is defined in Section 2.5(c).

“Notes” shall mean the Revolving Credit Notes and the Term Notes.

     “Pension Plan” shall mean any plan established and maintained by the Company or any Subsidiary which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

     “Percentage” shall mean with respect to each Lender, its percentage share, as set forth on Schedule 1.1, as such Schedule may be revised from time to time by Agent in accordance with Section 11.8.

     “Performance Concepts” shall mean Performance Concepts, LLC, a Michigan limited liability company.

     “Permitted Acquisitions” shall mean any Acquisition by the Company or a Subsidiary where (a) (i) the business or division acquired is for use, or the Person acquired is engaged, in the businesses engaged in by the Company or such Subsidiary on the date of this Agreement, (ii) immediately before and after giving effect to such Acquisition, no Event of Default shall exist, (iii) the Company has Availability of not less than $5,000,000 immediately after giving effect to such Acquisition, (iv) the total consideration to be paid by the Company and any Subsidiary in connection with such Acquisition does not exceed $1,000,000 in the aggregate in any fiscal year of the Company, (v) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition, (vi) reasonably prior to such Acquisition, Agent shall have received drafts of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Agent may require to evidence the termination of Liens on the assets or business to be acquired, (vii) not less than ten Business Days prior to such Acquisition, Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), and the material terms and conditions, including material economic terms, of the proposed Acquisition, (viii) consents shall have been obtained in favor of Agent and the Lenders to the collateral assignment of rights and indemnities under the related acquisition documents and (if delivered to the Company or any Subsidiary) opinions of counsel for the selling party in favor of Agent and the Lenders shall have been delivered, and (ix) the provisions of Section 5.14 have been satisfied; or (b) any other Acquisition consented to in writing by the Majority Lenders. For purposes of the foregoing, “total consideration” shall mean, without duplication, cash or other consideration paid, the fair market value of property or stock exchanged (or the face amount, if preferred stock), the total amount of any deferred payments or purchase money debt, all seller financing, and the total amount of any Debt assumed or undertaken in such transactions.

“Permitted Investments” shall mean with respect to any Person:

(a)	Governmental Obligations;

(b)	Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)	Banker’s acceptances, commercial accounts, demand deposit accounts, money market accounts, certificates of deposit, or depository receipts issued by or maintained with any Lender or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by the Company or any of the Subsidiaries in the ordinary course of business;

(d)	Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)	Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a)	liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

(b)	mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

(c)	liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

(d)	(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP;

(e)	minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person;

(f)	attachment, judgment and other similar non-tax liens arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such liens is and continues to be effectively stayed and bonded on appeal in a manner satisfactory to Lender for the full amount thereof, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, appropriate reserves are established with respect to such liens, such liens do not materially impair the operation of the Company’s business, and such liens are and remain junior in priority to the liens in favor of the Lender; and

(g)	interests of lessors in leased equipment, including filings for notification purposes.

     “Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

     “Pledge Agreement” shall mean the Pledge Agreement substantially in the form of the Pledge Agreement annexed hereto as Exhibit J executed and delivered by the Company, Tecstar, Tecstar Automotive Group, Wheel to Wheel, and Tecstar Partners in favor of the Agent, as amended or otherwise modified from time to time.

“Potential Financial Institution” is defined in Section 2.5(c).

     “Powertrain Integration” shall mean Powertrain Integration, LLC, an Indiana limited liability company.

     “Prime Rate” shall mean the per annum rate of interest as published in The Wall Street Journal as the “prime rate” (sometimes referred to as the “base rate”) from time to time (or, if more than one rate is published, the arithmetic mean of such rates), which Prime Rate shall change simultaneously with any change in such announced rate.

“Purchasing Lender” shall have the meaning set forth in Section 9.2.

     “Quantum Performance” shall mean Quantum Performance, LLC, a Michigan limited liability company.

      “Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

     “Regency Conversion” shall mean Regency Conversion, LLC, a Michigan limited liability company.

“Register” is defined in Section 11.8(f) hereof.

     “Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by the Company under Section 2.4(a) of this Agreement in the form annexed hereto as Exhibit A, as amended or otherwise modified in accordance with the terms hereof.

     “Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer” shall mean the chief executive officer, chief financial officer, treasurer or the president of the Company or with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company or any other officer having substantially the same authority and responsibility.

“Restricted Subsidiaries” shall have the meaning assigned to such term in Section 6.15.

     “Revolving Credit” shall mean the revolving credit loans to be advanced to the Company by the applicable Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

     “Revolving Credit Advance” shall mean a borrowing requested by the Company and made by the Lenders under Section 2.1 of this Agreement, including without limitation any readvance of such borrowing pursuant to Section 2.4(a) hereof.

     “Revolving Credit Aggregate Commitment” shall mean Twenty Million Six Hundred Thirty-Seven Thousand Five Hundred Dollars ($20,637,500), subject to reduction or termination under Section 2.11 or 7.2 hereof.

     “Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.3 hereof, made by the Company to each of the Lenders in the form annexed to this Agreement as Exhibit B, as such Notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

     “Security Agreement” shall mean the Security Agreements executed and delivered (or to be executed and delivered) by the Company and the Guarantors (whether by execution thereof, or by execution of the Joinder Agreement attached as “Exhibit A” to the form of such Security

Agreement), to the Agent, on behalf of the Lenders, in the form annexed hereto as Exhibits “F-1” and “F-2”, as amended or otherwise modified from time to time.

     “Starcraft Automotive Group” shall mean Starcraft Automotive Group, Inc., an Indiana corporation.

“Starcraft Southwest” shall mean Starcraft Southwest, Inc., an Indiana corporation.

     “Subordination Agreement” shall mean any subordination agreement entered into from time to time between Agent, for and on behalf of the Lenders, and any holder of Subordinated Debt, to evidence the subordination of such Subordinated Debt to the Indebtedness hereunder, as each such subordination agreement may be amended from time to time.

     “Subordinated Convertible Notes” shall mean the notes issued under the Convertible Senior Subordinated Note Purchase Agreement dated as of July 12, 2004 between Starcraft Corporation and purchasers party thereto.

     “Subordinated Debt” shall mean the Subordinated Convertible Notes and any other Debt of the Company which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent and the Majority Lenders.

     “Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

     “Subordinated Notes” shall mean any notes or instruments evidencing Subordinated Debt as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

     “Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to each Person which is a Subsidiary of the Company.

“Tecstar” shall mean Tecstar, L.P., an Indiana limited partnership.

     “Tecstar Automotive Group” shall mean Tecstar Automotive Group, Inc., an Indiana corporation.

     “Tecstar Partners” shall mean Tecstar Partners, LLC, an Indiana limited liability company.

     “Term Loan” shall mean the term loans to be advanced to the Company by the applicable Lenders pursuant to Section 2.2 hereof, in an aggregate amount equal to the Term Loan Aggregate Commitment.

“Term Loan Advance” shall have the meaning set forth in Section 2.2.

“Term Loan Aggregate Commitment” shall mean Ten Million Dollars ($10,000,000).

     “Term Notes” shall mean the term notes described in Section 2.3 hereof, made by the Company to each of the Lenders in the form annexed to this Agreement as Exhibit C, as such Notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

     “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in the State of Minnesota.

     “WB QT” shall mean WB QT, LLC, a Delaware limited liability company, its successors or assigns.

     “Wheel to Wheel” shall mean Wheel to Wheel, LLC, an Indiana limited liability company.

     “Wheel to Wheel Parts.Com” shall mean Wheel to Wheel Parts.Com, LLC, a Michigan limited liability company.

2.	TERMS OF THE CREDIT FACILITIES

2.1 Revolving Credit. Subject to the terms and conditions of this Agreement (including without limitation Section 2.4(a) hereof), each Lender severally and for itself alone agrees to make Revolving Credit Advances in Dollars to the Company from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Maturity Date in an aggregate amount not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

     2.2 Term Loan. Subject to the terms and conditions of this Agreement, each Lender severally and for itself alone agrees to make a single advance to the Company on the Effective Date (the “Term Advance”) in an amount equal to such Lender’s Term Loan Percentage of the Term Loan Aggregate Commitment.

2.3	Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Revolving Credit. The Company hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Lender to the Company on the Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.

     (b) Term Loan. The Company hereby unconditionally promises to pay to Agent for the account of each Lender the outstanding principal balance of the Term Advance as follows:

     (i) In monthly installments on the first day of each month, commencing on August 1, 2007, in the amount of $250,000 for the period from August 1, 2007 through January 1, 2008 and in the amount of $400,000 thereafter; and

     (ii) All prepayments of principal with respect to the Term Notes shall be applied to the most remote principal installment or installments then unpaid.

     (iii) On the Maturity Date, the entire unpaid principal balance of the Term Notes and all unpaid interest accrued thereon shall also be fully due and payable.

     Notwithstanding anything to the contrary in this Agreement, amounts due under Section 2.3(b)(i) may be made in common stock of the Company. When making any payment under Section 2.3(b)(i) using common stock of the Company, the value of such stock shall determined based on the lower of (A) 95% of the closing price for such stock on the Business Day immediately prior to the date of such payment, or (B) 95% of the average closing price for such stock for the five (5) Business Days immediately prior to the date of such payment.

     (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to the appropriate lending office of such Lender resulting from the Term Advance and each Revolving Credit Advance made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.

     (d) The Agent shall maintain the Register pursuant to Section 11.8(f), and a subaccount therein for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of the Term Loan Advance and each Revolving Credit Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder in respect of the Term Loan Advance and the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Company in respect of the Term Loan Advance and the Revolving Credit Advances and each Lender’s share thereof.

     (e) The entries made in the Register and the accounts of each Lender maintained pursuant to paragraphs (c) and (d) of this Section 2.3 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Term Loan Advance and the Revolving Credit Advances (and all

other amounts owing with respect thereto) made to the Company by the Lenders in accordance with the terms of this Agreement.

     (f) The Company agrees that, upon written request to the Agent (with a copy to the Company) by any Lender, the Company will execute and deliver, to such Lender, at the Company’s own expense, a Note evidencing the outstanding Revolving Credit Advances and a Note evidencing the outstanding Term Loan Advance owing to such Lender.

2.4	Procedure for Advances.

(a) Procedure for Revolving Credit Advances. The Company may request a

Revolving Credit Advance after delivery to Agent of a Request for Revolving Credit Advance executed by a person previously authorized (in a writing delivered to the Agent) by the Company to execute such Request, subject to the following:

     (i) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit A, including without limitation, the proposed date of such Revolving Credit Advance, which must be a Business Day;

     (ii) each such Request for Revolving Credit Advance shall be delivered to Agent by 5:00 pm (Minneapolis time) one (1) Business Day prior to the proposed date of such Revolving Credit Advance;

     (iii) on the proposed date of such Revolving Credit Advance, after giving effect to all Revolving Credit Advances requested by the Company on such date the sum of the aggregate principal amount of all Revolving Credit Advances requested or outstanding on such date, shall not exceed the lesser of the then applicable (i) Borrowing Base and (ii) Revolving Credit Aggregate Commitment;

(iv)	the Revolving Credit Advance shall be at least $1,000,000;

(v)	a Request for Revolving Credit Advance, once delivered to Agent,

shall not be revocable by the Company;

     (vi) each Request for Revolving Credit Advance shall constitute a certification by the Company, as of the date thereof that:

     (A) both before and after such Revolving Credit Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of such Loan Parties;

     (B) all conditions to Revolving Credit Advances have been satisfied, and shall remain satisfied to the date of such Revolving Credit Advance (both before and after giving effect to such Revolving Credit Advance);

     (C) there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and after giving effect to such Revolving Credit Advance);

     (D) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Revolving Credit Advance (both before and after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date; and

     (E) the execution of such Request for Revolving Credit Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of the Company.

Agent, acting on behalf of the Lenders, may, at its option, lend under this Section 2.4 upon the telephone request of a person previously authorized (in a writing delivered to the Agent) by the Company to make such requests and, in the event Agent, acting on behalf of the Lenders, makes any such Revolving Credit Advance upon a telephone request, the requesting officer shall fax to Agent, on the same day as such telephone request, a Request for Revolving Credit Advance. The Company hereby authorizes Agent to disburse Revolving Credit Advances under this Section 2.4 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company and delivered to Agent prior to the date of such request to make Requests for Revolving Credit Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that the Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for a Revolving Credit Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Revolving Credit Advance.

     (b) Procedure for Term Advance. Not later than 11:00 am (Minneapolis time) on the Effective Date, the Company shall deliver to Agent a written notice of borrowing. Such notice of borrowing shall be irrevocable and shall be deemed a representation by the Company that on the Effective Date and after giving effect to the Term Advance the applicable conditions specified in Article 3 have been and will be satisfied. Such notice of borrowing shall specify the requested Effective Date. Agent shall promptly notify each Lender of the receipt of such notice and the matters specified therein. On the requested Effective Date, each Lender shall provide to Agent the amount of such Lender’s Term Loan Percentage of the Term Loan Aggregate Commitment in immediately available funds not later than 1:00 p.m. (Minneapolis time). Unless Agent determines that any applicable condition specified in Article 3 has not been satisfied, Agent will make the proceeds of the Term Loans available to the Company at Agent’s main office on the requested Effective Date.

2.5	Disbursement of Revolving Credit Advances.

(a) Upon receiving any Request for Revolving Credit Advance from the

Company under Section 2.4(a) hereof, Agent shall promptly notify each Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Revolving Credit Advance to be made and the date such Revolving Credit Advance is to be made by said Lender pursuant to its Percentage of such Revolving Credit Advance. Unless such Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Lender shall make available the amount of its Percentage of each Revolving Credit Advance in immediately available funds to Agent, at the office of Agent located at 3033 Excelsior Boulevard, Minneapolis, Minnesota, not later than 1:00 p.m. (Minneapolis time) on the date of such Revolving Credit Advance;

     (b) Subject to submission of an executed Request for Revolving Credit Advance by the Company without exceptions noted in the compliance certification therein, Agent shall make available to the Company, the aggregate of the amounts so received by it from the Lenders in like funds and currencies not later than 5:00 p.m. (Minneapolis time) on the date of such Revolving Credit Advance by credit to an account of the Company maintained with Agent or to such other account or third party as the Company may reasonably direct; and

     (c) Agent shall deliver the documents and papers received by it for the account of each Lender to such Lender or upon its order. Unless Agent shall have been notified by any Lender prior to the date of any proposed Revolving Credit Advance that such Lender does not intend to make available to Agent such Lender’s Percentage of such Revolving Credit Advance, Agent may assume that such Lender has made such amount available to Agent on such date, as aforesaid and may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not in fact made available to Agent by such Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Lender. If such Lender does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Company, the Agent shall promptly notify the Company and the Company shall pay such amount to Agent, if such notice is delivered to the Company prior to 5:00 p.m. (Minneapolis time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day. Agent shall also be entitled to recover from such Lender or the Company, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to the Company, to the date such amount is recovered by Agent, at a rate per annum equal to:

     (i) in the case of such Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate; and

     (ii) in the case of the Company, the rate of interest then applicable to such Revolving Credit Advance.

The obligation of any Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Lender to make any Revolving Credit Advance hereunder, and no Lender shall have any liability to the Company or any of its Subsidiaries, the Agent, any other Lender, or any other party for another Lender’s failure to make any loan or Revolving Credit Advance hereunder. In the event any Lender shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 2 (a “Defaulting Lender”), the Agent shall promptly provide written notice thereof to the Company and to each other Lender (each such other Lender being referred to in this Section as a “Non-Defaulting Lender”). Each Non-Defaulting Lender shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Lender shall assume the Defaulting Lender’s rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Lender shall exercise such option by providing written notice of same to the Defaulting Lender (and if there is more than one Non-Defaulting Lender, the assignment agreement shall be entered into with the Non-Defaulting Lender who first notifies the Defaulting Lender of its decision to exercise said option) and to the Company. If no Non-Defaulting Lender shall exercise the above-described option within the said ten (10) Business Day period and if the Company shall, subject to Section 11.8(c) hereof, within sixty (60) days of delivering the notice described above, advise such Defaulting Lender of another bank or financial institution to which assignments are permitted pursuant to Section 11.8(c) hereof and which is willing to assume such Defaulting Lender’s rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a “Potential Financial Institution”), such Defaulting Lender shall, subject to Section 11.8(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter the Company’s remedies vis a vis the Defaulting Lender.

     2.6 Interest; Interest Payments. Interest on the unpaid balance of all Advances from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the greater of (a) ten percent (10%) and (b) the sum of the Prime Rate plus 3%, and shall be payable in immediately available funds on the first day of each month commencing on March 1, 2007. Interest shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

     2.7 Interest on Default. In the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 7.1(a) or 7.1(j), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Lenders, interest shall be payable on demand on all Advances from time to time outstanding (and, to the extent delinquent, on all other monetary obligations of the Company hereunder and under the other Loan Documents) at a per annum rate equal to the sum of the interest rate determined pursuant to Section 2.6 plus three percent (3%).

     2.8 Optional Prepayments. The Company may prepay all or part of the outstanding principal of any Advance(s) at any time without premium or penalty.

     2.9 Mandatory Repayment of Revolving Credit Advances. If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances hereunder to the Company shall exceed the then lesser of the then (i) Borrowing Base and (ii) applicable Revolving Credit Aggregate Commitment, the Company shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess.

2.10	Lockbox and Collateral Account; Sweep of Funds.

	(a)	Lockbox and Collateral Account.

(i) The Company shall direct, and shall cause each Lockbox Obligor to direct, their respective Account Debtors to make payments on all Accounts directly to the Lockbox (or in the case of payments by wire transfer, the Collateral Account), and mail all payments on Accounts directly to the Lockbox. No such direction given by the Company or any Lockbox Obligor to any Account Debtor shall be changed, modified or superseded without the express prior written consent of Agent. The Company and each Lockbox Obligator shall cause all billing and claim forms sent to Account Debtors (and return envelopes, if any, furnished by the Company or a Lockbox Obligor) to set forth only the Lockbox as the address for payment of Accounts, and only the Collateral Account as the bank account for receipt of wire transfers for payment of Accounts. If, notwithstanding such instructions, the Company receives any payments on Accounts with respect to Lockbox Obligors, the Company shall deposit such payments into the Collateral Account.

     (ii) The Company shall, and shall cause each Borrowing Base Obligor to, deposit all proceeds from Accounts with respect to any Borrowing Base Obligor that has not entered into a Lockbox Agreement, along with all other cash proceeds of Collateral regardless of source or nature directly into the Collateral Account. Until so deposited, the Company shall hold all such payments and cash proceeds in trust for and as the property of the Lenders and shall not commingle such property with any of its other funds or property. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Indebtedness.

     (iii) All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Company will immediately pay the Agent, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Company’s commercial account or other account. The Company shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Company.

     (b) Sweep of Funds. The Agent shall from time to time, in accordance with the Lockbox Agreement, cause funds in the Collateral Account to be transferred to the Agent’s general account for payment of the Indebtedness. Amounts deposited in the Collateral Account shall not be subject to withdrawal by the Company, except after payment in full and discharge of all Indebtedness.

     2.11 Optional Reduction or Termination of Revolving Aggregate Commitment The Company may upon at least five Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Two Million Dollars ($2,000,000) or a larger integral multiple of Five Hundred Thousand Dollars ($500,000); and (ii) the Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances outstanding hereunder exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Revolving Credit Advances shall be distributed by Agent to each Lender in accordance with each Lender’s Percentage thereof, and will not be available for reinstatement by or readvance to the Company. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable.

     2.12 Fees. On or before the Effective Date, the Company will pay to Agent the Fees set forth in the Fee Letter.

     2.13 Use of Proceeds of Advances. Revolving Credit Advances and Term Loan Advances shall be available to pay the Existing Debt and for the working capital needs and general corporate purposes (including Permitted Acquisitions) of the Company and its Subsidiaries other than the Restricted Subsidiaries.

3. CONDITIONS

     The obligations of the Lenders to make Advances or loans pursuant to this Agreement are subject to the following conditions:

     3.1 Execution of Notes and this Agreement. Each of the Loan Parties shall have executed and delivered to Agent for the account of each Lender requesting Notes, the Revolving Credit Notes and the Term Notes, as applicable, and this Agreement and the other Loan Documents to which that Loan Party is a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

     3.2 Corporate or Limited Liability Company Authority. Agent shall have received, with a counterpart thereof for each Lender:

     (a) For each Loan Party, a certificate of its Secretary, Assistant Secretary or member, as applicable, as to:

     (i) resolutions of the board of directors or members of such Loan Party evidencing approval of the transactions contemplated by this Agreement, approval of this Agreement and the other Loan Documents to which such Loan Party is party and authorizing the execution and delivery thereof and in the case of the Company, the borrowing of Advances,

     (ii) the incumbency and signature of the officers or members of such Loan Party executing any Loan Document,

     (iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its organization, and from every state or other jurisdiction listed on Schedule 3.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 4.1, and

     (iv) copies of such Loan Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date;

     3.3 Collateral Documents, Guaranties and other Loan Documents. As security for all Indebtedness, the Agent shall have received the following documents:

(a)	The following Collateral Documents:

	(i)	the Guaranties, executed and delivered by the Guarantors;

	(ii)	the Security Agreement, executed and delivered by the Company and the Guarantors;

     (iii) the Pledge Agreement, executed and delivered by the Company, Tecstar, Tecstar Automotive Group, Wheel to Wheel, Tecstar Partners and Performance Concepts;

     (iv) the Collateral Assignments (Patents), executed and delivered by the Company and Classic Design Concepts;

     (v) the Collateral Assignments (Trademarks), executed and delivered by the Company, Tecstar Automotive Group and Powertrain Integration

(b)	[Reserved.]

(c)	Amendment to Convertible Senior Subordinated Note Purchase

Agreement and the Amended and Restated Subordinated Convertible Notes, executed and delivered by Tecstar Automotive Group;

     (d) A Security Agreement with respect to the Senior Subordinated Note Purchase Agreement, executed and delivered by Tecstar Automotive Group;

     (e) A Guaranty with respect to the Senior Subordinated Note Purchase Agreement, executed and delivered by the Company.

     (f) A Mortgage for each property listed on Schedule 3.3(f), together, in each case, with the following, for each such parcel, shall have been delivered to the Agent, for and on behalf of the Lenders:

     (i) ALTA mortgage title insurance policy from a title insurance company reasonably satisfactory to the Agent and the Lenders, without standard exceptions, in an amount satisfactory to the Agent and the Lenders, insuring the Agent’s mortgage, to be a first lien on the subject property, subject only to those exceptions, provided the same are available, acceptable to the Agent and the Lenders. The title policy shall contain, provided the same are available, comprehensive, leasehold (if applicable) and any other endorsements required by the Agent.

(ii)	Evidence of flood insurance, if required by applicable law.

(iii)	An Environmental Indemnity Agreement, executed by Wheel to

Wheel, LLC.

(iv) A survey.

(g)	[Reserved].

(h)	Certified copies of Uniform Commercial Code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name the Company or any Guarantor (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors and which are filed in the jurisdictions in which filings are to be made pursuant to the Collateral Documents, together with (i) copies of such financing statements, and (ii) executed Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 6.2).

(i) A Request for Revolving Credit Advance.

     (j) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements) reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a perfected security interest in the Collateral thereunder shall have been delivered to the Agent in a proper form for filing in each office in each jurisdiction listed in Schedule 3.3(j), or other office, as the case may be.

     3.4 Existing Credit Facilities. All Existing Debt, other than Debt expressly permitted hereunder, or Debt to be refinanced with the proceeds of an Advance of the Revolving Credit, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full and the related commitments terminated and all Liens securing payment of any such Debt shall have been released and the Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith, or undertakings from the applicable secured parties as to the termination and discharge thereof satisfactory in form and substance to Agent.

     3.5 Insurance. The Agent shall have received evidence satisfactory to it that the Loan Parties have obtained the insurance policies required by Section 5.5 hereof and that such insurance policies are in full force and effect.

     3.6 Compliance with Certain Documents and Agreements. The Loan Parties shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

     3.7 Opinion. The Company shall have requested Kenneth Lombardo, Barnes & Thornburg LLP and Lindquist & Vennum PLLP, its counsel, to prepare a written opinion, addressed to the Lenders and dated the Effective Date, covering the matters set forth in part A of Exhibit I hereto, and otherwise in form and substance satisfactory to Agent, and such opinion shall have been delivered to Agent in sufficient counterparts for each Lender.

     3.8 Company’s Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of the Company dated the date of the initial Advance hereunder, stating that to the best of his or her knowledge after due inquiry, (a) except to the extent set forth in any post closing letter between the Company and the Agent, the conditions set forth in this Article 3 have been satisfied; (b) the representations and warranties made by the Loan Parties in this Agreement or any of the other Loan Documents, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; and (d) since April 30, 2006, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect.

     3.9 Financial Statements. The Company shall have delivered to the Agent and each Lender the interim financial statements of the Company and its Subsidiaries for the period ended October 31, 2006.

     3.10 Continuing Conditions. The obligations of the Lenders to make Advances (including the initial Advance) under this Agreement shall be subject to the continuing conditions that:

	(a)	No Default or Event of Default shall exist as of the date of such Advance;
and

	(b)	Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

4. REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants and such representations and warranties shall survive until the Maturity Date and the final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement:

     4.1 Corporate Authority. Each Loan Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation, and, other than as set forth on Schedule 4.1 hereto, each Loan Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary and where failure to be so qualified would have a Material Adverse Effect.

     4.2 Due Authorization – Company. Execution, delivery and performance of this Agreement, the other Loan Documents to which the Company is a party and the issuance of the Notes by the Company (if requested) are within the Company’s corporate powers, have been duly authorized, are not in contravention of any law applicable to the Company or the terms of the Company’s organizational documents and, except as have been previously obtained or as referred to in Section 4.13, below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

     4.3 Due Authorization — Guarantors. Execution, delivery and performance of the Guaranty, and the other Loan Documents to which such Guarantor is a party, are within the corporate or limited liability company powers of each such Guarantor, have been duly authorized, are not in contravention of any law applicable to such Guarantor or the terms of such Guarantor’s organizational documents, and, except as have been previously obtained (or as referred to in Section 4.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

     4.4 Good Title, No Liens. The property described in Schedules 3.3(b) hereof constitutes all of the real property owned by the Company and its Subsidiaries on the Effective Date. The Company and its Subsidiaries have good title to or a valid leasehold interest in (or, in the case of any fee interest in real property, good and marketable title to) all of their respective material assets, subject to the exceptions stated in the next sentence. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the assets owned by the Company or the Guarantors, except for (i) any defects that, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) other Liens permitted pursuant to Section 6.2.

     4.5 Taxes. Each of the Loan Parties has filed on or before their respective due dates or within the applicable grace periods, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of such Loan Party or such other Subsidiary as may be required by GAAP.

     4.6 No Defaults. There exists no material default under the provisions of any instrument evidencing any outstanding indebtedness for borrowed money in excess of $100,000 of any Loan Party or of any agreement relating thereto.

     4.7 Enforceability of Agreement and Loan Documents — Company. This Agreement and each of the other Loan Documents to which the Company is a party have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

     4.8 Enforceability of Loan Documents — Guarantors. The Loan Documents to which each of the Guarantors is a party have each been duly executed and delivered by the duly authorized officers, members or managers, as the case may be, of each such Guarantor and constitute the valid and binding obligations of each such Guarantor, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

     4.9 Compliance with Laws. Except as disclosed on Schedule 4.9, each of the Loan Parties has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, except to the extent that failure to comply therewith would not have a Material Adverse Effect.

     4.10 Non-contravention — Company. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party by the Company are not in contravention of the terms of any indenture, agreement or undertaking to which the Company is a party or by which its properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

     4.11 Non-contravention — Guarantors. The execution, delivery and performance of those Loan Documents signed by the Guarantors are not in contravention of the terms of any indenture, agreement or undertaking to which any such Guarantor is a party or by which it or its properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

     4.12 No Litigation. Except for De Minimis Matters or as set forth on Schedule 4.12 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of the Company, threatened against any Loan Party (other than any suit, action or proceeding in which such Loan Party is the plaintiff and in which no counterclaim or cross-claim against such Loan Party has been filed). Except as set forth on Schedule 4.12, there is not outstanding against any Loan Party any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters would reasonably be expected to have a Material Adverse Effect.

     4.13 Consents, Approvals and Filings, Etc. Except as have been previously obtained or for De Minimis Matters and except for the consents of landlords with respect to properties leased by the Company and the Guarantors, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by any of the Loan Parties of this Agreement, any of the other Loan Documents to which they are a party, or any other documents or instruments to be executed and or delivered by any such Loan Parties in connection therewith or herewith; or (ii) by Loan Party, of the liens, pledges, mortgages, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for such filings to be made concurrently herewith as are required by the Collateral Documents to perfect liens in favor of the Agent and except for such consents, approvals or filings the failure of which to obtain would not have a Material Adverse Effect. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of the Company threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

     4.14 Agreements Affecting Financial Condition. As of the Effective Date, none of the Loan Parties is party to any agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect.

     4.15 No Investment Company or Margin Stock. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Loan Parties is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Loan Party to purchase or carry margin stock or will be made available by any Loan Party or any of their respective Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

     4.16 ERISA. None of the Loan Parties maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 4.16 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any outstanding liability with respect to any of the Pension Plans owed to the PBGC or any successor thereto other than future premiums due and owing pursuant to Section 4006 of ERISA, and no “reportable event” as defined in ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Loan Parties has engaged in a transaction with respect to any Pension Plan, other than a transaction for which an exemption is available and has been obtained, which could subject the Company or the Subsidiaries to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. All Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

     4.17 Conditions Affecting Business or Properties. As of the Effective Date, neither the respective businesses nor the properties of any Loan Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (not covered by insurance) which is reasonably likely to have a Material Adverse Effect, or if such event or condition were to continue for more than ten (10) additional days would reasonably be expected to have a Material Adverse Effect.

     4.18 Environmental and Safety Matters. Except as set forth in Schedules 4.18 and 4.12 and except for such matters as are not reasonably likely to have a Material Adverse Effect:

     (a) all facilities and property owned or leased by the Loan Parties are in material compliance with all Hazardous Material Laws;

     (b) to the knowledge of the Company, there have been no unresolved and outstanding past, and there are no pending or threatened

     (i) written claims, complaints, notices or requests for information received by any Loan Party with respect to any alleged violation of any Hazardous Material Law, or

     (ii) written complaints, notices or inquiries to any Loan Party regarding potential liability of the Loan Parties under any Hazardous Material Law; and

     (c) to the knowledge of the Company, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

     4.19 Subsidiaries. Except as disclosed on Schedule 4.19 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, the Company has no Subsidiaries.

     4.20 Accuracy of Information. (a) Each of the financial statements furnished to Agent and the Lenders prior to the date of this Agreement, fairly presents in all material respects (subject to year-end adjustments and the omission of notes thereto in the case of interim statements) the financial condition of the Company and its Subsidiaries and the results of their operations for the periods covered thereby, and has been prepared in accordance with GAAP.

     (a) Since October 31, 2006, there has been no material adverse change in the financial condition of the Company and the Guarantors taken as a whole, to the best knowledge of the Company, neither the Company nor any of the Guarantors has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the Company’s financial statements for the fiscal quarter ended October 31, 2006, except as set forth on Schedule 4.20 hereof, and at the present time there are no unrealized or anticipated losses from any present commitment of the Company or any of the Guarantors which contingent obligations and losses in the aggregate would reasonably be expected to have a Material Adverse Effect.

     4.21 Labor Relations. None of the Loan Parties is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Loan Parties or to the knowledge of the Company, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or, to the knowledge of the Company, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any Guarantor or to the knowledge of the Company, threatened against any of them and (iii) no union representation question existing with respect to the employees of the Loan Parties, in each case or in the aggregate which could reasonably be expected to have a Material Adverse Effect.

     4.22 Outstanding Debt. As of the Effective Date, Schedule 6.1(b) hereto sets forth a true and complete list of all Debt for borrowed money (other than Indebtedness) of the Company and the Guarantors as of the Effective Date that is in excess of $50,000 for any one issue and is to remain outstanding after giving effect to this transaction, in each case showing the aggregate principal amount thereof and the name of the company (or issuer) and any other entity which directly or indirectly guaranteed such debt.

     4.23 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Company and the Guarantors will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Company to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. Neither the Company nor any Guarantor intends to nor does management of the Company or any Guarantor believe it will incur debts beyond its ability to pay as they mature. Neither the Company nor any Guarantor contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to the Company or any Guarantor, nor does the Company or any Guarantor have any knowledge of any threatened bankruptcy or insolvency proceedings against the Company or any Guarantor.

     4.24 Senior Indebtedness. The Indebtedness constitutes Senior Indebtedness for purposes of all Subordinated Debt.

4.25	Intellectual Property Rights.

(a) Schedule 4.25 is a complete list of all patents, applications for patents,

trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which the Company or any Guarantor is the owner of record (the “Owned Intellectual Property”). Except as disclosed on Schedule 4.25, (i) the Company or a Guarantor owns the Owned Intellectual Property free and clear of all court orders, injunctions, decrees, writs or Liens, other than Permitted Liens, whether by written agreement or otherwise, (ii) no Person other than the Company or a Guarantor owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Company or a Guarantor has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

     (b) The Company and each Guarantor has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to the Company or such Guaranty, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Company or such Guarantor (except to the extent prohibited by law), and further requiring such Person to cooperate with the Company or such Guarantor, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

     (c) Schedule 4.25 is a complete list of all agreements under which the Company and each Guarantor has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) that are material to the Company’s or a Guarantor’s business other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments the Company and such Guarantor is obligated to make with respect thereto. Except as disclosed on Schedule 4.25 and in written agreements, copies of which have been given to Agent, the Company’s and each Guarantor’s licenses to use the Licensed Intellectual Property are free and clear of all Liens, court orders, injunctions, decrees, or writs, other than Permitted Liens, whether by written agreement or otherwise. Except as disclosed on Schedule 4.25, neither the Company nor any Guarantor is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

     (d) Except for Off-the-shelf Software and as disclosed on Schedule 4.25, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Company’s and each Guarantor’s business as it is presently conducted or as the Company reasonably foresees conducting it.

     (e) Except as disclosed on Schedule 4.25, the Company has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Company or any Guarantor must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Company’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

     4.26 Transfers From Empire Coach Enterprises. The Company and its Subsidiaries have not received transfers of any property (in the form of cash or otherwise) from Empire Coach Enterprises exceeding $500,000 in the aggregate during the 12-month period immediately preceding and ending on the Effective Date.

     4.27 Deposit Accounts. As of the Effective Date, Schedule 4.27 hereto sets forth a true and complete list of all Deposit Accounts maintained by the Company and its Subsidiaries.

5. AFFIRMATIVE COVENANTS

     The Company covenants and agrees that it will, and, as applicable, it will cause each of the Loan Parties, until the Maturity Date and final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement and the other Loan Documents, to:

     5.1 Financial Statements. Furnish to the Agent with sufficient copies for each Lender (provided, that Agent may at any time request that the Company not provide any of the information set forth in this Section 5.1, at which time the Company shall not provide such information until requested by Agent to resume such delivery):

     (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company a copy of the audited Consolidated, and upon request of Agent, Consolidating, financial statements of the Company and its consolidated Subsidiaries as at the end of such year and the related audited statements of income, stockholders equity, and cash flows for such year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by an independent certified public accounting firm reasonably satisfactory to the Agent and the Lenders; and

     (b) as soon as available, but in any event not later than forty five (45) days after the end of each fiscal quarter, internally prepared unaudited Consolidated, and upon request of Agent (but in no event more than 4 times during each fiscal year of the Company), Consolidating, balance sheets of the Company and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited statements of income, stockholders equity and cash flows of the Company and its consolidated Subsidiaries for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by a Responsible Officer of the Company as being fairly stated in all material respects; and

     (c) as soon as available, but in any event not later than forty five (45) days after the end of each fiscal quarter, an internally prepared unaudited balance sheet of the Company as at the end of such fiscal quarter and the related unaudited statements of income, stockholders equity and cash flows of the Company for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous year, and certified by a Responsible Officer of the Company as being fairly stated in all material respects; and all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (d) hereof will not be required to include footnotes and will be subject to year-end adjustments.

     5.2 Certificates; Other Information. Furnish to the Agent with sufficient copies for each Lender (provided, that Agent may at any time request that the Company not provide any of the information set forth in this Section 5.2, at which time the Company shall not provide such information until requested by Agent to resume such delivery):

     (a) Within forty five (45) days after and as the end of each fiscal quarter, a Covenant Compliance Report;

     (b) On or before May 31 of each year, the Company shall prepare and deliver to the Agent and the Lenders projections of the Company and its Subsidiaries for the current fiscal year, on a quarter to quarter basis and for the following fiscal year on an annual basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period;

     (c) Within twenty (20) days after and as of the end of each month, and within three (3) days after request therefore by Agent, agings of Accounts and accounts payables of the Company and the Borrowing Base Obligors, an Inventory report of the Company and the Borrowing Base Obligors and any such schedule shall be accompanied, if so requested by Agent by a true and correct copy of the invoices evidencing Eligible Accounts and by evidence of delivery or performance and other supporting detail satisfactory to Agent;

     (d) Within twenty (20) days after and as of the end of each month, a Borrowing Base Certificate;

     (e) Promptly upon receipt thereof, the Company shall deliver copies of all significant reports submitted by the Company’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and the Guarantors made by such accountants, including any comment letter submitted by such accountants to managements in connection with their services;

     (f) Promptly and in form to be reasonably satisfactory to the requesting Lender, such additional financial and/or other information, or other reports as any Lender may from time to time reasonably request.

     5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company.

5.4	Conduct of Business and Maintenance of Existence; Compliance with Laws. (a) Continue to engage solely in the business now conducted by the Company or the Guarantors and businesses related thereto and preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Sections 6.4 and 6.5;

     (b) Take all reasonable action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary in the normal conduct of its business except as otherwise permitted pursuant to Section 6.5 or where the failure to so maintain would not reasonably be expected to have a Material Adverse Effect; and

     (c) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and excepted), except where the failure to maintain such property would not reasonably be expected to have a Material Adverse Effect; and (b) maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate, and in the case of all policies covering any Collateral, all such insurance policies shall provide that the loss payable thereunder shall be payable to the Company or such Guarantor, and to the Agent for the benefit of the Lenders (Agent as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear, and certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent upon its request.

     5.6 Inspection of Property; Books and Records, Discussions. Permit Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Lender, to examine the Company’s and each Guarantor’s books, accounts, records, ledgers and assets and properties of every kind and description wherever located; (b) at reasonable times and intervals upon the request of the Majority Lenders, to conduct full or partial Collateral audits of the Company and the Subsidiaries, with all reasonable costs and expenses of such audits to be reimbursed by the Company; (c) from time to time obtain, at the Company’s expense, an appraisal of the Collateral by an appraiser acceptable to Agent in its sole discretion; (d) from time to time send or require the Company to send requests for verification of Accounts or notices of assignment to Account Debtors and other obligors; and (e) permit Agent and each Lender or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and, by this provision, the Company authorizes such accountants to discuss the finances and affairs of the Company and the Guarantors (provided that the Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. Notwithstanding the foregoing, (i) all information furnished to the Agent or the Lenders hereunder shall be subject to the undertaking of the Lenders set forth in Section 11.11 hereof, and (ii) so long as no Default or Event of Default has occurred and is continuing, Agent and the Lenders shall not conduct the reviews, examinations, or audits described in (a) and (b) above or the appraisals described in (c) above more frequently than semi-annually.

5.7	Notices. Promptly give notice to the Agent of:

(a) the occurrence of any Default or Event of Default of which the Company or any Guarantor has knowledge;

     (b) any (i) default or event of default under any Contractual Obligation of the Company or any Guarantor of which the Company or such Guarantor had knowledge or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any Guarantor and any Governmental Authority or other third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect or (iii) any change in the financial condition of the Company or any of the Guarantors since the date of the last audited financial statements delivered pursuant to Section 5.1(a) hereof which could reasonably be expected to have a Material Adverse Effect;

     (c) any event which the Company reasonably believes is reasonably likely to have a Material Adverse Effect;

     (d) promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by the Company or any Subsidiary) which could reasonably be expected to have a Material Adverse Effect upon the Company or any Subsidiary setting forth the details of such position and the financial impact thereof;

     (e) not less than 10 days prior to the proposed effective date thereof, copies of any proposed material amendments, restatements or other modification to the Subordinated Debt Documents;

     (f) provide prompt written notice to the Agent of (i) all jurisdictions in which the Company or any of the Guarantors becomes qualified after the Effective Date to transact business, and (ii) any material change after the Effective Date in the authorized and issued capital stock or other equity interests of the Company or any of the Subsidiaries or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company has taken or proposes to take with respect thereto.

5.8	Hazardous Material Laws.

(a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all required material permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

     (b) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by the Company or any of the Guarantors of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws; and

     (c) To the extent necessary to materially comply with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material.

     5.9 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by such Loan Parties of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by such Loan Parties in connection therewith or herewith, except where the failure to so apply for, obtain or maintain would not reasonably be expected to have a Material Adverse Effect.

     5.10 Compliance with ERISA. Comply in all material respects with all applicable requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply is not likely to have a Material Adverse Effect.

     5.11 ERISA Notices. Promptly notify Agent upon the occurrence of any of the following events if such event is likely to have a Material Adverse Effect:

     (a) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA;

     (b) the Company’s or any Guarantor’s receipt of notice of the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title

IV	of ERISA;

(c) the Company’s or any Guarantor’s receipt of notice of the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

     (d) the failure of the Company or any Guarantor to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

     (e) the withdrawal of the Company or any Guarantor from any Multiemployer Plan if the Company reasonably believes that such withdrawal would give rise to the imposition of withdrawal liability with respect thereto; or

     (f) the occurrence of a “reportable event” which is required to be reported by the Company under Section 4043 of ERISA as defined in ERISA other than any event for which the reporting requirement has been waived by the PBGC or a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained which in either case is likely to have a Material Adverse Effect.

     5.12 Security; Defense of Collateral. Take such actions as the Agent or the Majority Lenders may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral, subject only to Permitted Liens and other liens permitted under Section 6.2 hereof; and defend the Collateral from any Liens other than Liens permitted by Section 6.2.

     5.13 Use of Proceeds. Use all Advances as set forth in Section 2.13 hereof; and not use any portion of the proceeds of any such Advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

5.14	Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which becomes a Subsidiary of the Company

(directly or indirectly) subsequent to the Effective Date, within thirty (30) days of the date such Person is created, acquired or otherwise becomes a Subsidiary (whichever first occurs), cause such new Subsidiary to execute and deliver to the Agent (x) a Joinder Agreement (attached to the Guaranty as Exhibit A) whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty and (y) a joinder agreement to the Security Agreement;

     (b) With respect to real property located in the United States acquired by the Company or any Guarantor after the Effective Date, not later than forty-five (45) days after such property is acquired, the Company shall execute or cause to be executed (unless waived by Agent and the Majority Lenders) a Mortgage covering such property, together with such real estate documentation listed on Schedule 5.15 hereto;

in each case in form reasonably satisfactory to the Agent and the Majority Lenders, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent and the Majority Lenders and the Company shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 5.14.

     5.15 Further Assurances. Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the Company’s expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

     5.16 Notices to Account Debtors; Delivery of Payments on Accounts. Not later than five days after the execution of its Lockbox Agreement, the Company and each Lockbox Obligor shall deliver Debtor Notices to their respective Account Debtors providing payment directions as prescribed in Section 2.10. Each Borrowing Base Obligor which becomes a Lockbox Obligor after the Effective Date shall deliver Debtor Notices to its Account Debtors immediately after becoming a Lockbox Obligor.

     5.17 Additional Equity Requirement. If either (i) the cash balance of the Company and its Subsidiaries, on a consolidated basis, is less than $11,000,000 as of January 31, 2007, as reported on the Company's quarterly statement filed with the Securities and Exchange Commission for the fiscal quarter ending on such date, or (ii) the revenues of the Company and its Subsidiaries on a consolidated basis for the fiscal quarter ending July 31, 2007, as reported on the Company’s quarterly statement filed with the Securities and Exchange Commission for such fiscal quarter, are less than 90% of the projections for such fiscal quarter (as provided to the Agent prior to the Effective Date), the Company shall, no later than 60 days after the filing of the first of such reports showing non-compliance with the requirements in either clause (i) or clause (ii), raise equity in an amount equal to or in excess of $5,000,000 (unless the Company has raised equity in an amount equal to or in excess of $5,000,000 since the Effective Date).

6. NEGATIVE COVENANTS.

     The Company covenants and agrees that, until the Maturity Date and final payment in full of the Indebtedness and the performance by the Company and the Guarantors of all other obligations under this Agreement and the other Loan Documents, it will not, and will not permit any of its Subsidiaries or any of the other Loan Parties, to:

6.1	Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

	(a)	Indebtedness under this Agreement and the other Loan Documents;

	(b)	any Debt existing on the Effective Date and set forth in Schedule 6.1(b)

attached hereto and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

     (c) Debt of the Company or a Guarantor, excluding Debt otherwise permitted under this Section 6.1, incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease), provided that the aggregate amount of all such Debt shall not exceed One Million Dollars ($1,000,000) at any one time outstanding;

(d)	Subordinated Debt;

(e)	Debt under any Hedging Transactions;

(f)	Guarantee Obligations permitted under Section 6.3 or any other Loan

Document;

     (g) current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, operating leases and short term Debt owed to vendors) arising in the ordinary course of the Company’s or such Subsidiary’s businesses;

     (h) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.3;

     (i) Debt arising from judgments or decrees in circumstances not constituting an Event of Default under Section 7.1;

(j)	Intercompany Loans, but only to the extent permitted under Section 6.8 hereof;

(k)	Non-current liabilities for post-employment healthcare and other insurance benefits;

(l)	Debt secured by Permitted Liens; and

(m)	OEM floor plan financings for Regency Conversions (i) by General

Motors Acceptance Corporation, (ii) by Ford Motor Credit Company in an amount not to exceed at any time $7,500,000, and (iii) by DaimlerChrysler Services North America LLC in an amount not to exceed at any time $2,000,000, each as described on attached Schedule 6.1(m).

     6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)	Permitted Liens;

(b)	Liens securing Debt permitted by Section 6.1(c), provided that (i) such

Liens shall be created substantially simultaneously with the acquisition of such fixed or capital asset, (ii) such Liens do not at any time encumber any property other than the property, equipment or improvements financed by such Debt, and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property, equipment or improvements;

     (c) Liens in favor of Agent, as security for the Indebtedness (including Indebtedness under any Lender Hedging Agreements);

     (d) attachments, judgments and other similar Liens (other than any judgment that is described in clause (h) of Section 7.1 and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed within 30 days and claims secured thereby are being actively contested in good faith by appropriate proceedings;

     (e) other Liens, existing on the Effective Date, set forth on Schedule 6.2 attached hereto and any renewals or refinancing of the Debt secured thereby in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

     (f) any lien in favor of an OEM on any chassis supplied by the OEM to Regency Conversions, LLC to the extent securing floor plan indebtedness to the OEM incurred in connection with the acquisition of the chassis; and

(g) Liens in favor of the purchasers of the Subordinated Convertible Notes.

     6.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (a) the Guaranties, (b) Guarantee Obligations not otherwise permitted under this Section 6.3 in respect of Debt incurred by any Person, provided that the aggregate principal amount of such Debt at any time outstanding does not exceed $500,000, (c) Guarantee Obligations existing on the Effective Date and set forth on Schedule 6.3 hereof, and (d) Guarantee Obligations arising with respect to customary indemnification and purchase price adjustment obligations incurred in connection with any sale or disposition of assets.

     6.4 Acquisitions. Other than Permitted Acquisitions, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate an expansion of present business in any material respect by acquisition.

     6.5 Limitation on Mergers, other Fundamental Changes or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or make any material change in its capital structure or present method of conducting business without the prior written consent of the Lenders, except:

(a)	Inventory leased or sold in the ordinary course of business;

(b)	obsolete or worn out property or equipment, or property or equipment no longer useful in the conduct of the Company’s or any Guarantor’s business to the extent such dispositions do not exceed $500,000 during any single fiscal year of the Company;

     (c) (i) mergers or consolidations of any Subsidiary with or into the Company (so long as the Company shall be the continuing or surviving entity), and (ii) mergers or consolidations of any Subsidiary with or into any Guarantor, so long as such Guarantor shall be the continuing or surviving entity; provided, however, that at the time of each such merger or consolidation under sub-clauses (i) through (ii) of this clause (c), both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and no Domestic Subsidiary may merger or consolidate with a Foreign Subsidiary;

     (d) any Subsidiary may liquidate or dissolve into the Company or any Domestic Guarantor if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company;

     (e) provided that no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), (i) Asset Sales in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such Asset Sales is less than $500,000 in any fiscal year and the consideration received is cash or cash equivalents and (ii) other Asset Sales approved by the Majority Lenders; and

     (f) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business.

     6.6 Restricted Payments. Declare or make, or permit any Guarantor to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any membership interests or any shares of any class of its capital stock, as applicable, or issue, purchase, redeem or otherwise acquire for value any membership interests or any shares of its capital stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding, except (a) the Guarantors who are Subsidiaries of the Company may make Distributions to the Company and (b) guaranteed payments under Section 707(c) of the Code required to be made by Empire Coach Enterprises pursuant to its Operating Agreement or any employment agreement to which it is a party and which are compensation treated as distributions, in an amount not to exceed $100,000 in any fiscal year of the Company.

     6.7 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

(a) Permitted Investments;

     (b) Investments (including Intercompany Loans, Advances or Investments) existing on the Effective Date and listed on Schedule 6.7 hereof;

(c)	extensions of trade credit in the ordinary course of business;

(d)	Investments in respect of Hedging Transactions;

(e)	Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

     (f) loans and advances to employees, officers and directors of the Company or any of the Guarantors in an aggregate amount not to exceed $250,000;

     (g) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $500,000 at any one time;

(h)	Intercompany Loans; and

(i)	Permitted Acquisitions.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 6.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

     6.8 Transactions with Affiliates. Except as set forth in Schedule 6.8 (which transactions described on Schedule 6.8 are on terms that are fair and reasonable to the Company and the Guarantors), enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, or providing for the payment of any management or other fee, with any Affiliate of a Company or any Subsidiary except (a) transactions otherwise permitted under this Agreement; (b) transactions in the ordinary course of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arms length transaction from unrelated third parties; and (c) transactions between or among the Company and the Guarantors not involving any other Affiliates.

     6.9 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, as the case may be; provided, that Wheel to Wheel, LLC may enter into a sale and leaseback arrangement with respect to the real property located at 570 Executive Drive, Troy, Michigan if a landlord waiver with respect to such property, in form and substance satisfactory to Agent, is delivered to Agent concurrently therewith.

     6.10 Limitation on Negative Pledge Clauses. After the Effective Date, except for such agreements, documents or instruments which are in effect on the Effective Date and which are set forth on Schedule 6.10 hereto, enter into any agreement, document or instrument which would restrict or prevent the Company and its Subsidiaries from granting Agent on behalf of Lenders liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens, except for Permitted Liens and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist.

     6.11 Prepayment of Debts. Prepay, purchase, redeem or defease any Debt for money borrowed (including without limitation any Subordinated Debt) or any capital leases, excluding refinancings or renewals of such Debt in the same or lesser amounts (and giving effect to any required amortization) on substantially the same terms or on terms more favorable to the obligor thereunder, and otherwise in compliance with this Agreement.

     6.12 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the terms and conditions of those documents or instruments evidencing or otherwise related to any Debt set forth on Schedule 6.1(b), any Subordinated Debt, any provision thereof which in any case could reasonably be expected to be adverse to the Lenders, in any case without the prior written approval of Agent and the Majority Lenders.

     6.13 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any of the Loan Parties (including the Company’s articles of incorporation), or any documents delivered in connection with the transaction or any Permitted Acquisition, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect, or (iii) could not reasonably be expected to have a Material Adverse Effect.

6.14	Fiscal Year. Change its fiscal year.

6.15	Restricted Subsidiaries. Permit Quantum Performance, Starcraft Southwest, or

Wheel to Wheel Parts.Com (collectively, the “Restricted Subsidiaries”) to conduct any business operations or make any additional Investment in any of such Subsidiaries.

     6.16 Deposit Accounts. Within thirty (30) days after the Effective Date, maintain any Deposit Accounts with any financial institution which has not entered into an Account Control

Agreement with the Company or a Subsidiary in favor of Agent, in a form acceptable to Agent, and delivered such Account Control Agreements to Agent.

     6.17 Landlord Waivers. Fail to obtain and deliver to Agent, within sixty (60) days after the Effective Date, in the case of each leased property listed on Schedule 6.17 hereto, the respective lessor’s acknowledgments and consents in form and substance reasonably acceptable to Agent and the Lenders.

     6.18 Lockbox Agreement. Fail to obtain and deliver to Agent, within thirty (30) days after the Effective Date, Lockbox Agreements, in form and substance satisfactory to Agent, executed by the Company, Tecstar, and Wheel to Wheel and Comerica Bank.

     6.19 Stock Certificates. Fail to deliver to Agent, within five (5) Business Days after the Effective Date, stock certificates representing the shares of stock of each of Tecstar and Starcraft Automotive Group, together with duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent.

7.	DEFAULTS

7.1 Events of Default. The occurrence of any of the following events shall constitute an

Event of Default hereunder:

     (a) non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit and the Term Loan, or (ii) any Fees;

     (b) non-payment of any money by the Company under this Agreement or by the Company or any Guarantor under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five (5) Business Days after notice from Agent that the same is due and payable;

     (c) (i) default in the observance or performance of any of the conditions, covenants or agreements of the Company set forth in Sections 5.2(c), 5.2(d), 5.4(a), 5.5, 5.6, 5.7(a), 5.9, 5.14, 5.16, 5.17 or Article 6; or (ii) default in the observance or performance of any of the conditions, covenants or agreements of the Company set forth in Sections 5.1(a), 5.1(b) or 5.2(a) and continuance thereof for ten (10) days;

     (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by the Company and continuance thereof for a period of thirty (30) consecutive days after written notice from Agent;

     (e) any representation or warranty made by the Company or any Guarantor herein or in any instrument submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

     (f) default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of the Company or any Guarantor set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document;

     (g) (i) default in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder, but including without limitation any Subordinated Debt) of any Loan Party or any Guarantor in excess of Twenty Five Thousand Dollars ($25,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure or (ii) failure to comply with the terms of any other obligation of any Loan Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Twenty Five Thousand Dollars ($25,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money;

     (h) the rendering of any judgment(s) for the payment of money in excess of the sum of Seventy Five Thousand Dollars ($75,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Loan Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier as to which the relevant insurance company has acknowledged coverage;

     (i) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined to constitute grounds for a distress termination by the PBGC of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of the Company or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case of (i), (ii) or (iii) could reasonably be expected to have a Material Adverse Effect;

     (j) any Loan Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) or; if a creditors’ committee shall have been appointed for the business of any Loan Party; or any Loan Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Loan Party it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of the applicable Loan Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Loan Party and shall not have been reversed or dismissed within sixty (60) days; or any Loan Party shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

     (k) default in the observance or performance of or any failure to comply with any of the conditions, covenants or agreements of any Subordinated Debt Holder under the terms of any Subordination Agreement and continuance thereof for a period of fifteen (15) days after written notice from Agent to the applicable Subordinated Debt Holder and the Company;

     (l) any material provision of any Collateral Document or any Guaranty shall at any time for any reason cease to be valid, binding and enforceable against the Company or any Guarantor (other than in accordance with the terms thereof), as applicable, or the validity, binding effect or enforceability thereof shall be contested by the Company or any Guarantor, or the Company or any Guarantor shall deny that it has any or further liability or obligation under any Collateral Document or the Guaranty, or any such Loan Document shall be terminated (other than in accordance with the terms thereof), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby; or

     (m) if there shall be any change for any reason whatsoever in the management of the Company or any Subsidiary which in the judgment of Agent or Majority Lenders is reasonably likely to have a Material Adverse Effect or if there shall occur a Change of Control.

     7.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the Commitments terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Company; (c) upon the occurrence of any Event of Default specified in Section 7.1(j) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Commitments shall be automatically and immediately terminated; and (d) the Agent may, and shall, if directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

     7.3 Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

     7.4 Waiver by the Company of Certain Laws. To the extent permitted by applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

     7.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 11.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Company expressly agrees that this Section may be waived or modified only in accordance with Section 11.10 and may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.

     7.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Company but subject to the provisions of Section 8.3 hereof (any requirement for such notice being expressly waived by the Company), setoff and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Company and any property of the Company from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Lender is adequate to cover the Indebtedness.

Promptly following any such setoff, such Lender shall give written notice to Agent and to the Company of the occurrence thereof. The Company hereby grants to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of each Lender under this Section 7.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

8.	PAYMENTS, RECOVERIES AND COLLECTIONS

	8.1	Payment Procedure.

(a) Except as otherwise provided herein, all payments by the Company in respect of principal of, or interest on, any Advance in Dollars or Fees hereunder which are payable in Dollars shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 1:00 p.m. (Minneapolis time) in Dollars in immediately available funds to Agent, for the ratable account of the Lenders, at Agent’s office located at Minneapolis, Minnesota. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender in like funds and currencies, of all amounts received by it for the account of such Lender.

     (b) Unless the Agent shall have been notified by the Company prior to the date on which any payment to be made by the Company is due that the Company does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Company has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If the Company has not in fact remitted such payment to the Agent each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate (daily average), as the same may vary from time to time.

     (c) Whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

     (d) All payments to be made by the Company under this Agreement or any of the Notes shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 11.8) with Section 11.12, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member (other than any net income, net profits or franchise taxes imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the governmental authority, political subdivision, federation or organization imposing such taxes), unless the Company is compelled by law to make payment subject to such tax. In such event, the Company shall:

     (i) pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

     (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders, as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by the Company, of any such taxes payable by the Company.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes (other than taxes on or measured by the overall income of a Person), levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 8.1) thereon, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against any of the Company, Agent or any of the Lenders). The Company shall be reimbursed by the applicable Lender for any payment made by the Company under this Section 8.1 if the applicable Lender is not in compliance with its obligations under Section 11.12.

     8.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, after an Event of Default and the exercise of remedies pursuant to Article 9 of this Agreement or the other Loan Documents, the proceeds of any Collateral, together with any offsets, voluntary payments by the Company or any Subsidiary of the Company or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Indebtedness under the Term Loan, second, to the Indebtedness under the Revolving Credit, in each case on a pro rata basis (or in such order and manner as determined by the Majority Lenders; subject, however, to the applicable Percentages of the loans held by each of the Lenders), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Company and the Subsidiaries, as the case may be. Subject to the terms of this Section 8.2, the application of such proceeds and other sums to the Advances under any Lender Hedging Agreements shall be based on each Lender’s Percentage of the aggregate of the loans.

     8.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit and/or the Term Loan held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with the Percentage with each of them in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

9.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

9.1 Capital Adequacy and Other Increased Costs. In the event that after the Effective

Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender’s or Agent’s obligations or

Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material (collectively, “Increased Costs”), then Agent or such Lender shall notify the Company in writing, and thereafter the Company shall pay to such Lender or Agent, as the case may be, within fifteen (15) days of written demand therefor from such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to the Company, reasonably promptly after becoming aware of any event described in this Section 9.1 and shall be conclusive, absent manifest error in computation.

9.2 Substitution of Lenders. If any Lender has demanded compensation under

Section 9.1, (in each case, an “Affected Lender”), then the Company shall have the right (subject to Section 11.8 hereof), with the assistance of the Agent, to seek a substitute Lender or Lenders (which may be one or more of the Lenders (the “Purchasing Lender” or “Purchasing Lenders”) to purchase the Advances of the Revolving Credit, and/or the Term Loan, as the case may be and assume the commitments under this Agreement of such Affected Lender. The Affected Lender shall be obligated to sell its Advances of the Revolving Credit and/or the Term Loan, as the case may be, and assign its commitments to such Purchasing Lender or Purchasing Lenders within fifteen days after receiving notice from the Company requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, the Company shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Lenders, the Affected Lender, as assignor, such Purchasing Lender, as assignee, the Company and the Agent, shall enter into an Assignment Agreement pursuant to Section 11.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the Term Loan Aggregate Commitment. In connection with any assignment pursuant to this Section 9.2, the Company or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 11.8.

     9.3 Right of Lenders to Fund through Branches and Affiliates. Each Lender may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Company.

10.	AGENT

10.1 Appointment of Agent. Each Lender and the holder of each Note (if issued)

irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company. Each Lender agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys’ fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of the Company under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by the Company, pro rata according to such Lender’s Percentage, but excluding any such expense resulting from Agent’s gross negligence or willful misconduct. Any such amounts so paid by the Lenders shall constitute additional Indebtedness hereunder. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Lenders against loss, costs, liability and expense (excluding liability resulting from its gross negligence or willful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

     10.2 Deposit Account with Agent. The Company hereby authorizes Agent, in Agent’s sole discretion, upon notice to the Company to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

     10.3 Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Company, or any Subsidiary or Affiliate of the Company, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Company of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance.

Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     10.4 Successor Agent. Agent may resign as such at any time upon at least 30 days prior notice to the Company and all Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Lenders, and, so long as no Default or Event of Default has occurred and is continuing, to the Company. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, the Company is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, the Company is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent, hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     10.5 Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of the Company and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

     10.6 Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to the Company, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

     10.7 Indemnification of Agent. The Lenders agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Company, but without limiting any obligation of the Company to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates is not reimbursed for such expenses by the Company, but without limiting the obligation of the Company to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates is subsequently reimbursed by the Company for such amounts, it shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Lenders and cease, or not commence, to take any action until such additional indemnity is furnished. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

     10.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a “notice of default” by a Lender or by the Company. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Event of Default and provide each Lender with a copy of such notice and, shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the Company hereunder.

     10.9 Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Lenders have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

     10.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

10.11	Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

     (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition expressly permitted hereunder; (iii) constituting property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 11.10. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.11(b).

     10.12 Agent in its Individual Capacities. WB QT and its Affiliates and its successors and assigns, shall have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. WB QT and its Affiliates and their respective successors and assigns may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Company (or its Subsidiaries) as if such Lender were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

     10.13 Co-Agent. The Lender identified on the facing page or signature pages of this Agreement as Co-Agent (if any) shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Lender so identified as Co-Agent shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.	MISCELLANEOUS

11.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.

     11.2 Consent to Jurisdiction. The Company, Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Minnesota state court sitting in Minneapolis, Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Company, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Minnesota state court. The Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Minnesota by the delivery of copies of such process to the Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by the Company in a notice to the other parties that complies as to delivery with the terms of Section 11.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against the Company or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. The Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     11.3 Law of Minnesota. This Agreement and the Notes shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.4 Interest. In the event the obligation of the Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which the Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Lender’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

     11.5 Closing Costs and Other Costs; Indemnification. (a) The Company agrees to pay, or reimburse the Agent for payment of, within five Business Days of demand therefor (except for closing costs which shall be payable on the Effective Date) (i) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside attorney fees (without duplication of fees and expenses for the same services) and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, and (ii) all stamp and other taxes (excluding income, franchise and other similar taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees. At Agent’s option, all of said amounts required to be paid by the Company, if not paid when due, may be charged by Agent as a Revolving Credit Advance against the Indebtedness.

     (a) The Company agrees to indemnify and hold Agent and each of the Lenders harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Agent and the Lenders by reason of an Event of Default, or enforcing the obligations of the Company or any Subsidiary under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 11.5(b).

     (b) The Company agrees to defend, indemnify and hold harmless Agent and each of the Lenders, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Lender in connection with the violation of Hazardous Material Laws, court costs and litigation expenses, excluding however, those arising solely as a result of the gross negligence or willful misconduct of the Agent or of the Person seeking indemnification, as the case may be) arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by the Company or any of their respective Subsidiaries in violation of or non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) if any Event of Default exists and remains uncured, the cost of remediation or monitoring of all Hazardous Materials in violation of or non-compliance with applicable Hazardous Material Laws from all or any portion of any premises owned by the Company or their respective Subsidiaries, (v) if any Event of Default exists and remains uncured, complying or coming into compliance with all Hazardous Material Laws and/or (vi) if any Event of Default exists and remains uncured, any violation of Hazardous Material Laws. The obligations of the Company under this Section 11.5(c) shall be in addition to any and all other obligations and liabilities the Company may have to Agent or any of the Lenders at common law or pursuant to any other agreement.

     11.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule 11.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 11.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

     11.7 Further Action. The Company, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

11.8	Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of the

Company and the Lenders and their respective successors and assigns.

     (b) The foregoing shall not authorize any assignment by the Company of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Lenders.

     (c) The Company and Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, commercial finance company or other similar institution, the identity of which institution is approved by Agent and, in the case of an assignment, the Company, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of the Company shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of the Company and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Lender, any other Lender or any Federal Reserve Lender and (iii) no assignment shall be made or participation granted to an entity which is a competitor of the Company and their Subsidiaries without the consent of the Company, which consent may be withheld in the sole discretion of the Company. The Company authorizes each Lender to disclose to any prospective assignee or participant, once approved by the Company (with respect to an assignment) and Agent, any and all financial information in such Lender’s possession concerning the Company which has been delivered to such Lender pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 11.11 hereof.

     (d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, which assignments shall be on a pro rata basis, shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit D (with appropriate insertions acceptable to Agent) (provided however that such Lender need not deliver an Assignment Agreement in connection with assignments to such Lender’s Affiliates or to a Federal Reserve Lender) and shall be subject to the terms and conditions hereof, and to the following restrictions:

     (i) each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit and the Term Loan; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit and the Term Loan be less than $5,000,000; and

     (ii) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Lender) an assignment fee of $3,500 for each such assignment and such assignment is accompanied by the relevant tax forms required under Section 11.12 hereof.

In connection with any assignment, the Company and Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Lender and an Assignment Agreement (with respect thereto) duly executed by the assigning Lender and each assignee; and (y) the assigning Lender shall have delivered to the Agent the original of each Note held by the assigning Lender under this Agreement. From and after the date on which the Agent shall notify the Company and the assigning Lender that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Lender, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

     Within five (5) Business Days following the Company’s receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming the Company has consented to such assignment (if their consent is required), the Company shall, to the extent applicable, and if requested by the assignee Lender, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. Agent, the Lenders and the Company acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to the Company and the assigning Lender and the assignee Lender a revised Schedule 1.1 to this Agreement setting forth the applicable new Percentages of the Lenders (including the assignee Lender), taking into account such assignment.

     (e) Each Lender agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

     (i) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

     (ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

     (iii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Lender), except for those matters covered by Section 11.10(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender, and the Company, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation, provided, however, that such participant shall be entitled to the benefits of this Section 11.8(e) with respect to rights of setoff under Section 7.6 and the benefit of Section 9 hereof, and provided further, however, that no participant shall be entitled to receive any greater amount pursuant to such Sections than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred.

     (f) The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Company, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the any of the Company or any Lender upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Company of the making of any entry in the Register or any change in such entry.

     (g) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

     11.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

     11.10 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Company or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by the Company or the Guarantors which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (X) that no amendment, waiver or consent shall increase the Percentage or the stated commitment amounts applicable to any Lender unless approved, in writing, by the affected Lender and (Y) that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (b) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) waive any Event of Default specified in Section 7.1(a) hereof, (d) except as expressly permitted hereunder or under the Collateral Documents, release or defer the granting or perfecting of a lien or security interest in all or substantially all or any material part of the Collateral (other than the release or deferral of any leasehold mortgage which shall be approved by the Majority Lenders) or release any guaranty or similar undertaking provided by any Person, provided however that Agent shall be entitled to release any Collateral or guaranty in connection with any sale or other transfer by the Company or any Subsidiary which is permitted under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Lenders, (e) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (f) take any action which requires the approval or consent of all Lenders pursuant to the terms of this Agreement or any other Loan Document, or (h) change the definitions of “Borrowing Base”, “Percentage”, “Majority Lenders” or this Section 11.10. Notwithstanding the foregoing, no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Lenders, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

     11.11 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Company (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to the Company, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to the Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid; provided that each such Person executed a confidentiality agreement consistent with the terms of this Section 11.11.

     11.12 Withholding Taxes. If any Lender is not a united states person within the meaning of Section 7701(a)(30) of the Internal Revenue Code such Lender shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to the Company, if such Lender has assigned its entire interest in the Revolving Credit (including any outstanding Advances) and any Notes issued to it by the Company, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Company, each Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Company with such forms, certificates or other documents as may be reasonably necessary to allow the Company, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 8.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Lender or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

     11.13 Taxes and Fees. Should any tax (other than as a result of a Lender’s failure to comply with Section 11.12 or a tax based upon the net income or capitalization of any Lender or the Agent by any jurisdiction where a Lender or Agent is or has been located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Company agrees to pay the same, together with any interest or penalties thereon arising from the Company’s act or omission, and agrees to hold the Agent and the Lenders harmless with respect thereto.

     11.14 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE COMPANY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT, NOR COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

     11.15 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

     11.16 Severability. In case any one or more of the obligations of the Company under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

     11.17 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

     11.18 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

     11.19 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

     11.20 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Company set forth in Section 11.5 hereof (together with any other indemnities of the Company or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 10.7 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

     11.21 USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Company pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318; IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Company: When the Company opens an account, Agent and the Lenders will ask for the Company’s name, tax identification number, business address, and other information that will allow Agent and the Lenders to identify the Company. Agent and the Lenders may also ask to see the Company’s legal organizational documents or other identifying documents.

     11.22 Complete Agreement. This Agreement, the Notes, any Requests for Revolving Credit Advance and the other Loan Documents, contain the entire agreement of the parties hereto, and none of the parties hereto shall be bound by anything not expressed in writing.

* * *

[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

WB QT, LLC, as Agent and a Lender

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By: /s/Jonathan Wood Name: Jonathan Wood _________________ Its: Director

By: /s/ Kenneth R. Lombardo Name: Kenneth R. Lombardo Its: Vice President

[Signature page to Credit Agreement]

SCHEDULE 1.1

(Percentages and Allocations)

	Percentages	Allocations	Allocations
Lender		Revolving Credit	Term Loan

WB QT, LLC	100.0%	$20,637,500	$10,000,000
Total	100%	$20,637,500	$10,000,000

SCHEDULE 3.3(J)

(List of Jurisdictions in which to File Financing Statements)

Jurisdictions
Quantum Fuel Systems Technologies Worldwide, Inc.	Delaware
Classic Design Concepts, LLC	Indiana
Performance Concepts, LLC	Michigan
Powertrain Integration, LLC	Indiana
Regency Conversions, LLC	Michigan
Starcraft Automotive Group, Inc.	Indiana
Tecstar, L.P.	Indiana
Tecstar Automotive Group, Inc.	Indiana
Tecstar Partners, LLC	Indiana
Troy Tooling, LLC	Michigan
Unique Performance Concepts, LLC	Michigan
Wheel to Wheel, LLC	Indiana
Wheel to Wheel Powertrain, LLC	Michigan

SCHEDULE 5.15

(Additional Mortgaged Property)

1.	Mortgage in favor of Agent.

2.	Title insurance insuring Agent’s mortgage.

3.	Evidence of flood insurance.

4.	Survey.

5.	Affidavit Regarding Owner.

6.	Environmental Indemnity Agreement.

7.	All other documents as requested by Agent.

SCHEDULE 11.6

(Notices)

Company:

570 Executive Drive Troy, Michigan 48083

Attention: Kenneth R. Lombardo, General Counsel Fax No.: (248) 599-9958

Agent and WB QT:

Suite 300 3033 Excelsior Boulevard Minneapolis, MN 55416 Attention: Dale Willenbring Fax No.: (612) 253-6180

EXHIBIT A
FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
No.		Dated:
TO:	WB QT, LLC (“Agent”)
	RE:	Credit Agreement dated as of January 31, 2007 by and among Quantum Fuel
Systems Technologies Worldwide, Inc. (“Company”), the Lenders signatories thereto and WB QT, LLC, as Agent (as amended or otherwise modified from time to time, the “Credit Agreement”)
The Company, pursuant to the Credit Agreement, requests an Advance of the Revolving
Credit from the Lenders, as follows:

A.	Date of Advance: ___________________

B.	___________________ Amount of Advance:

C.	Disbursement Instructions

[ ] Account No.
Other:
D.	Attached hereto is a Borrowing Base Certificate setting forth the Borrowing Base
as of [	].
The Company certifies to the matters specified in Section 2.4(a)(vi) of the Credit
Agreement.

     Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By: Its:

Agent Approval:

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

[$ ____________ ]

January 31, 2007

     On or before the Maturity Date, FOR VALUE RECEIVED, Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the “Company”), promises to pay to the order of [insert Lender] (“Lender”) at Minneapolis, Minnesota, care of the Agent in lawful money of the United States of America so much of the sum of [insert amount derived from Percentages] Dollars ($
____________
), as may from time to time have been advanced by Lender to the Company and then be outstanding hereunder pursuant to the Credit Agreement dated as of January 31, 2007 made by and among the Company and certain lenders signatory thereto, including the Lender, and WB QT, LLC as Agent for such lenders, as the same may be amended or otherwise modified from time to time (“Credit Agreement”), together with interest thereon as hereinafter set forth.

     Each of the Revolving Credit Advances made hereunder shall bear interest at the interest rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

     This Note is a Revolving Credit Note under which Revolving Credit Advances, repayments and readvances may be made from time to time, by Lender, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

     This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Minnesota.

     Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Lender by any other instrument or by law.

QUANTUM FUEL SYSTEMS

TECHNOLOGIES WORLDWIDE, INC.

By: Its:

EXHIBIT C

FORM OF TERM NOTE

[$ ____________ ]

January 31, 2007

     On or before the Maturity Date, FOR VALUE RECEIVED, Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the “Company”), promises to pay to the order of [insert Lender] (“Lender”) at Minneapolis, Minnesota, care of the Agent in lawful money of the United States of America so much of the sum of [insert amount derived from Percentages] Dollars ($
____________
), as then be outstanding hereunder pursuant to the Credit Agreement dated as of January 31, 2007 made by and among the Company and certain lenders signatory thereto, including the Lender, and WB QT, LLC as Agent for such lenders, as the same may be amended or otherwise modified from time to time (“Credit Agreement”), together with interest thereon as hereinafter set forth.

     The Term Advance made hereunder shall bear interest at the interest rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

     This Note is a Term Note under Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

     This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Minnesota.

     Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Lender by any other instrument or by law.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By: Its:

EXHIBIT D

FORM OF ASSIGNMENT AGREEMENT

Date:
To:	QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
and
WB QT, LLC (“Agent”)
RE:	Credit Agreement dated as of January 31, 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Quantum Fuel Systems Technologies
Worldwide, Inc. (“Company”), WB QT, LLC in its capacity as agent for the Lenders
(“Agent”) and certain Lenders from time to time party thereto

Ladies and Gentlemen:

     Reference is made to Sections 11.8(c) and (d) of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.

     This Assignment Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert assignor Lender] (the “Assignor”) to [insert proposed assignee] (the “Assignee”), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the “Effective Date” (as hereafter defined) that undivided interest in each of Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents equal to ___% of the Revolving Credit and the Term Loan, such that, after giving effect to the foregoing assignment and assumption, [and the other assignments by Assignor to
___________
on the date hereof,] the Assignee’s interest and the Assignor’s remaining interest in the Revolving Credit shall be as set forth on the attached schedule.

     The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

     The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) is legally authorized to enter into this Assignment

Agreement; (b) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentages been granted and its loans been made directly by such Assignee to the Company without the intervention of the Agent, the Assignor or any other Lender; and (c) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Agent nor the Assignor has made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

     Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 11.8(c) of the Credit Agreement.

     Assignor represents and warrants, as of the Effective Date, that it is the legal and beneficial owner of the interest being assigned and delegated by it hereunder and that such interest is free and clear of any pledge, encumbrance or other adverse claim or interest created by Assignor.

Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)	the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor’s obligations thereunder to the extent of the Assignee’s Percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a “Lender” to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

(b)	the Assignor’s obligations under the Credit Agreement and the other Loan Documents shall be reduced by the percentage assigned to the Assignee referred to in the second paragraph of this Assignment Agreement.

     As used herein, the term “Effective Date” means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

(1)	the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

(2)	the payment to the Agent of the $3,500 processing fee referred to in Section 11.8(d) (ii) of the Credit Agreement; and

(3)	all other restrictions and items noted in Sections 11.8(c) and (d) of the Credit Agreement have been completed.

     Following the execution and delivery of this Assignment Agreement by the Assignor and Assignee to the Agent, Agent shall record the assignment in the Register pursuant to Section 11.8(f) of the Credit Agreement and the Agent shall notify the Assignor and the Assignee, along with the Company of the Effective Date.

     On the Effective Date the Assignee shall pay to the Assignor the amount agreed upon with respect to the outstanding principal amount of the outstanding Advances owed to Assignor by Company under the Credit Agreement in respect of the interest being assigned hereby.

     The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 11.12 of the Credit Agreement, and other forms reasonably requested by the Agent, if required. The Assignor has delivered to the Agent (or is delivering to Agent concurrently herewith), the original of each Note (if any issued) held by the Assignor under the Credit Agreement.

     Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

[ASSIGNOR]

By: Its:

[ASSIGNEE]

By: Its:

ACCEPTED AND CONSENTED TO this ___ day of _____________ , _______ WB QT, LLC, Agent

By: Its:

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By: Its:

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

SCHEDULE TO ASSIGNMENT AGREEMENT

ASSIGNEE’S/ASSIGNOR’S PERCENTAGES AND ALLOCATIONS

Percentages after Assignment

Revolving Credit

Assignor [Name] Assignee [Name]

EXHIBIT E

FORM OF GUARANTY

EXHIBIT F

FORM OF SECURITY AGREEMENT

EXHIBIT G

FORM OF COVENANT COMPLIANCE REPORT

To:	WB QT, LLC, as Agent

	Re:	Credit Agreement dated as of January 31, 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”), among Quantum Fuel
Systems Technologies Worldwide, Inc. (“Company”), the Lenders party thereto and WB QT, LLC, as Agent for the Lenders.

     This Covenant Compliance Report (“Report”) is furnished pursuant to Section 5.2(a) of the Credit Agreement and sets forth various information as of
__________
____ (the “Computation Date”).

     The undersigned Responsible Officer of Company hereby certifies that to the best of his/her knowledge, after due inquiry:

     A. All of the information set forth in this Report (and in any Schedules attached hereto) is true and correct in all material respects.

     B. As of the Computation Date, Company has observed and performed, in all material respects, all of their covenants and other agreements contained in the Credit Agreement and in the Notes (if issued) and any other Loan Documents to be observed, performed and satisfied by them.

     C. He/she has personally reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

     D. Except as stated in Schedule 2 hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Event of Default, or event which with the passage of time and/or the giving of notice would constitute an Event of Default, has occurred and is continuing on the date of this Report.

     Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

     IN WITNESS WHEREOF, the undersigned has caused this Report to be executed and delivered by its duly authorized officer this
______
day of
________________
.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By: Its:

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE